Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of February 7, 2011,

amended and restated as of March 29, 2012,

among

ROVI CORPORATION,

as Holdings

ROVI SOLUTIONS CORPORATION

and

ROVI GUIDES, INC.

as Borrowers,

THE GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

J.P. MORGAN SECURITIES LLC

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers,

J.P. MORGAN SECURITIES,

MORGAN STANLEY SENIOR FUNDING, INC.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Bookrunners,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent,

BANK OF AMERICA, N.A.,

as Documentation Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

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ANNEXES

Annex 1	Amortization Schedule

SCHEDULES

Schedule X	Commitments
Schedule 1.01(b)	Guarantors
Schedule 3.06(a)	Ownership; No Claims
Schedule 3.06(c)	Violations or Proceedings
Schedule 3.08	Litigation; Compliance with Laws
Schedule 3.09	Material Agreements
Schedule 3.18	Environmental Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	[Reserved.]
Exhibit H-1	Form of Tranche A-1 Note
Exhibit H-2	Form of Tranche A-2 Note
Exhibit H-3	Form of Tranche B-2 Note
Exhibit I-1	Form of Perfection Certificate
Exhibit I-2	Form of Perfection Certificate Supplement
Exhibit J	Form of Security Agreement
Exhibit K	Form of Solvency Certificate
Exhibit L	Form of Intercompany Note
Exhibit M	Form of Non-Bank Tax Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 7, 2011, and amended and restated as of March 29, 2012, among ROVI SOLUTIONS CORPORATION, a Delaware corporation (“Rovi Solutions”), and ROVI GUIDES, INC., a Delaware corporation (“Rovi Guides”; each of Rovi Solutions and Rovi Guides, a “Borrower” and together, “Borrowers”), ROVI CORPORATION, a Delaware corporation, the GUARANTORS as defined herein, the LENDERS from time to time party hereto, J.P. MORGAN SECURITIES LLC and MORGAN STANLEY SENIOR FUNDING, INC., as joint lead arrangers (in such capacity, “Arrangers”), J.P. MORGAN SECURITIES LLC, MORGAN STANLEY SENIOR FUNDING, INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as joint bookrunners (in such capacity, “Bookrunners”), MORGAN STANLEY SENIOR FUNDING, INC., as syndication agent (in such capacity, “Syndication Agent”), BANK OF AMERICA, N.A., as documentation agent (in such capacity, “Documentation Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.

WITNESSETH:

WHEREAS, each of the Borrowers, Holdings, the Guarantors, the Arrangers, the Original Bookrunners, the Syndication Agent, the Documentation Agent, the Administration Agent and the Collateral Agent are party to the Original Credit Agreement, together with the lenders party thereto, which became effective on the Closing Date; and

WHEREAS, pursuant to the Amendment and Restatement and Joinder Agreement, and upon satisfaction of the conditions set forth therein, the Loan Parties, the Required Lenders (as defined in the Original Credit Agreement) and the Administrative Agent have approved the amendment and restatement of the Original Agreement, and the Original Agreement is hereby amended and restated, in the form of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business acquired in connection with such Permitted Acquisition; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Holdings or any of its Subsidiaries.

“Additional Lender” shall mean, at any time, any financial institution that, in any case, is not an existing Lender and that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.18.

“Additional Term A Loans” shall have the meaning assigned to such term in Section 2.17(c).

“Additional Term B Loans” shall have the meaning assigned to such term in Section 2.17(c).

“Adjusted LIBOR Rate” shall mean:

(a) with respect to any Borrowing comprised of Tranche A-1 Loans or Tranche A-2 Loans for any Interest Period, (i) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period; and

(b) with respect to any Borrowing comprised of Tranche B-2 Loans for any Interest Period, the higher of (i) (A) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (B) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (ii) 1.00%.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 20% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall mean the Original Credit Agreement, as amended and restated by this Amended Agreement, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“All-in Yield” shall mean, as to any Indebtedness, the yield thereon as determined in good faith by Holdings and the Administrative Agent, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise payable to all lenders of such Indebtedness; provided that (i) original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Indebtedness) and (ii) “All-in Yield” shall not include arrangement, underwriting, ticking, structuring or similar fees paid to arrangers for such Indebtedness and customary consent fees for an amendment paid generally to consenting Lenders.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the one-month Adjusted LIBOR Rate determined for such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, notwithstanding the definition of “LIBOR Rate”, for the purposes of clause (c) for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the one-month Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Amended Agreement” shall mean this Amended and Restated Credit Agreement dated as of March 29, 2012.

“Amendment and Restatement and Joinder Agreement” shall mean the Amendment and Restatement and Joinder Agreement dated as of March 29, 2012, among the Loan Parties, the Lenders party thereto and the Administrative Agent.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.20.

“Applicable Margin” shall mean the Tranche A-1 Applicable Margin, Tranche A-2 Applicable Margin or Tranche B-2 Applicable Margin, as the context requires.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARCA Effective Date” shall have the meaning provided in the Amendment and Restatement and Joinder Agreement.

“ARCA Refinancing” shall mean the refinancing of the Tranche B Loans (as defined in the Original Credit Agreement) on the ARCA Effective Date as contemplated by the Amendment and Restatement and Joinder Agreement.

“Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property, excluding sales of inventory, licenses of Intellectual Property (other than exclusive licenses of, or assignments to, the rights to commercialize Intellectual Property of the kind described in Section 6.06(h)) (whether in consideration of periodic royalty payments or a lump sum payment), assignments and dispositions of cash and Cash Equivalents, in each case (other than in the case of cash and Cash Equivalents), in the ordinary course of business, by Holdings or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings, in each case referred to in clauses (a) and (b), to any person other than (i) any Borrower, (ii) any Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction; provided, however, if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Attributable Indebtedness represented thereby shall be determined in accordance with the definition of Capital Lease Obligation and shall not constitute Attributable Indebtedness.

“Available Basket Amount” shall mean, at any time, an amount equal to (i) the sum of (a) the cumulative amount of 50% of Excess Cash Flow for each fully completed fiscal year of Holdings commencing with the fiscal year ending December 31, 2012, in each case added to such amount on the date on which a payment of Excess Cash Flow (if any) is required under Section 2.10(g); provided the cumulative amount pursuant to this clause (a) shall in no event be less than zero, and (b) the Net Equity Proceeds received by Holdings after the ARCA Effective Date, minus (ii) the sum of (a) the aggregate amount of such Available Basket Amount otherwise applied after the ARCA Effective Date in the manner provided for in Section 6.04(j) (but only to the extent provided in the proviso thereto, and without duplication of any amounts subtracted from Excess Cash Flow pursuant to clause (c) of the definition thereof), 6.08 or 6.11 and (b) the Convertible Notes Premium/Hedge Amount (if any) at such time.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the Administrative Agent’s prime rate from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, the requisite managers or members required under the Organizational Documents of such person or in the event of a sole member-managed limited liability company, the Board of Directors of such sole member, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Bookrunners” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” and “Borrowers” shall have the meaning assigned to such terms in the preamble hereto.

“Borrower Registered Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Borrowing” shall mean a Tranche A-1 Borrowing, Tranche A-2 Borrowing or Tranche B-2 Borrowing, as the context.

“Borrowing Request” shall mean a request by Borrowers in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“BVI Share Charge” shall mean a charge granted by Rovi Guides over its shares in Index Systems Inc in favor of the Collateral Agent for the benefit of the Secured Parties.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Holdings and its Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(f) and (ii) expenditures attributable solely to acquisitions of Capital Assets in Permitted Acquisitions. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean:

(a) dollars, the lawful money of the European Union or the United Kingdom and any other foreign currency, provided such other foreign currency is not subject to exchange controls or other restriction on its conversion into United States dollars;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof in each case with maturities not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(c) time deposits (including eurodollar time deposits) with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper (including without limitation promissory notes or other borrowings) rated at least “Prime-l” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, as of the date of acquisition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(d) commercial paper issued by any person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P as of the date of acquisition, in each case with maturities of not more than one year from the date of acquisition thereof;

(e) repurchase obligations of any commercial bank (or any Affiliate thereof) satisfying the requirements of clause (c) above, having a term of not more than 12 months;

(f) securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America or by any political subdivision (including any municipality) or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least “A” by S&P or at least “A1” by Moody’s as of the date of acquisition and, in each case, with a maturity of not more than one year from the date of acquisition;

(g) securities and loans with maturities of one year or less from the date of acquisition issued by, or backed by a standby letter of credit issued by, any commercial bank satisfying the requirements of clause (c) above;

(h) shares in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P;

(i) in the case of any Foreign Subsidiary, investments denominated in the currency of foreign jurisdictions with a maturity of not more than two years from the date of acquisition which are substantially similar (including creditworthiness, but with duration as described in this clause (i)) to the items specified in subsections (b) through (h) of this definition made in the ordinary course of business (and which, in the case of investments denominated in the currency of a jurisdiction other than the jurisdiction in which such Foreign Subsidiary is organized, are made for non-speculative bona fide business purposes);

(j) securities of government sponsored entities having ratings of at least Aaa by Moody’s or AAA by S&P as of the date of acquisition and having maturities not more than one year from the date of acquisition thereof; and

(k) Investments by Foreign Subsidiaries in Indebtedness issued by persons with a long term rating of “A3” or higher from Moody’s or “A-” or higher from S&P, with maturities not more than 24 months after the date of acquisition by such Foreign Subsidiary.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less without duplication (a) interest on any debt paid by the increase in the principal amount of such debt including by accretion and issuance of additional debt of such kind, (b) to the extent included in the determination of Consolidated Interest Expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, and (c) to the extent included in the determination of Consolidated Interest Expense, non-cash amounts attributable to amortization of debt discounts (including, without limitation, the amortization of any debt discounts recognized under ASC 470 in respect of convertible debt instruments that may be settled in cash upon conversion), and (d) any other non-cash amounts included in the determination of Consolidated Interest Expense for such period (but only to the extent that such amount is not required to be paid in cash in any subsequent period).

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries. “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and all implementing regulations.

A “Change in Control” shall be deemed to have occurred if:

(a) at any time a “change of control” occurs under any Permitted Senior Notes or Permitted Subordinated Notes; or

(b) Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act or otherwise) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings;

(c) Holdings shall cease to be the beneficial owner (as defined in rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly, of 100% of the capital stock of each Borrower; or

(d) during any period of two consecutive years, a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall cease to be occupied by individuals (i) who were members of such Board of Directors on the first day of such period, (ii) whose election or nomination to such Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such Board of Directors or (iii) whose election or nomination to such Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of such Board of Directors.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A-1 Loans, Tranche A-2 Loans, Tranche B-2 Loans, Incremental Loans, or a class of Refinancing Term Loans as specified in the applicable Refinancing Amendment and, when used in reference to any Commitment, refers to whether such Commitment is a Tranche A-1 Commitment, Tranche A-2 Commitment, Tranche B-2 Commitment, an Incremental Commitment or a class of Refinancing Term Loan Commitment as specified in the applicable Refinancing Amendment, and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to the applicable Class.

“Closing Date” shall mean February 7, 2011.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment” shall mean, with respect to each Lender, such Lender’s Tranche A-1 Commitment, Tranche A-2 Commitment, Tranche B-2 Commitment, Incremental Commitment or Refinancing Term Loan Commitment.

“Commitments” shall mean the Tranche A-1 Commitments, Tranche A-2 Commitments, the Tranche B-2 Commitments, the Incremental Commitments and the Refinancing Term Loan Commitments. The aggregate amount of the Lenders’ Commitments on the ARCA Effective Date is $800.0 million.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated as of March 2012.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Holdings and its Subsidiaries which may properly be classified as current assets (other than assets held for sale) on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Holdings and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any long-term Indebtedness and liabilities held for sale) on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:

(a) Consolidated Interest Expense for such period,

(b) Consolidated Amortization Expense for such period,

(c) Consolidated Depreciation Expense for such period,

(d) Consolidated Tax Expense for such period,

(e) costs and expenses directly incurred in connection with the Original Transactions, the Transactions and the Sonic Acquisition, including restructuring charges relating thereto, costs related to the closure, consolidation and integration of facilities, IT infrastructure and legal entities, and severance and retention bonuses (including any such costs incurred by Sonic or DivX Inc. in connection with Sonic’s acquisition of DivX Inc.); provided that such costs and expenses under this clause (e) with respect to the Original Transaction and the Sonic Acquisition are incurred not later than 12 months following the later of (x) the Closing Date and (y) the date of the squeeze-out merger contemplated by the acquisition agreement for the Sonic Acquisition, and do not exceed in the aggregate $40.0 million,

(f) restructuring charges or reserves, including write-downs and write-offs, deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date and costs related to the closure, consolidation and integration of facilities, IT infrastructure and legal entities, and severance and retention bonuses, provided that the aggregate amount of cash charges under this clause (f) (including non-cash charges in the relevant period that result in an accrual of a reserve for cash charges in any future period) does not exceed the greater of (i) $50.0 million and (ii) 15.00% of Consolidated EBITDA in any period of four fiscal quarters,

(g) any expenses or charges (other than depreciation or amortization expense) related to any issuance by Holdings of Equity Interests, any acquisition, disposition or recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder (whether or not successful); provided that the aggregate amount of expenses or charges under this clause (g) does not exceed $50.0 million in any period of four fiscal quarters, and

(h) the aggregate amount of all other non-cash charges (including, without limitation, non-cash compensation expense) reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

Other than for purposes of calculating Excess Cash Flow, as of any date of determination, in each case only to the extent Consolidated EBITDA can be ascertained in respect of such acquisition or Asset Sale, and with respect to any applicable Test Period, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition (including without limitation the Sonic Acquisition) and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period and prior to the date of determination as if such Permitted Acquisition had been effected on the first day of such Test Period and as if each such Asset Sale had been consummated on the day prior to the first day of such Test Period; provided that Consolidated EBITDA shall not be calculated on such a Pro Forma Basis in respect of any Pro Forma Basis Excluded Transactions.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) (x) Cash Interest Expense for such Test Period minus (y) cash interest income of Holdings and its Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense, net of cash interest income, of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Holdings and its Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by Holdings or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period; and

(c) the interest portion of any deferred payment obligations of Holdings or any of its Subsidiaries for such period;

provided that (a) to the extent directly related to the Original Transactions or the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with any Permitted Acquisitions (including the Sonic Acquisition) and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period; provided that pro forma calculations of interest on any such Indebtedness incurred subsequent to the beginning of such Test Period bearing a floating interest rate will be made as if the rate in effect on the date of the incurrence thereof (taking into account any Hedging Agreement applicable to the Indebtedness) had been the applicable rate for the entire Test Period; provided further that Consolidated Interest Expense shall not be calculated on such a Pro Forma Basis in respect of any Pro Forma Basis Excluded Transactions. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income of any person (other than a Subsidiary of Holdings) in which any person other than Holdings and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Holdings or (subject to clause (b) below) any of its Subsidiaries during such period;

(b) the net income of any Subsidiary of Holdings during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that Holdings’ equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Holdings or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by Holdings or any of its Subsidiaries;

(e) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(f) earnings resulting from any reappraisal, revaluation or write-up of assets;

(g) unrealized gains and losses with respect to Hedging Obligations for such period;

(h) any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses related thereto); and

(i) any after tax effect of income (or loss) from discontinued operations and any net after tax gains or losses on disposal of disposed, abandoned or discontinued operations.

“Consolidated Secured Indebtedness” shall mean, as at any date of determination, the aggregate amount of (i) all Loans and (ii) all other Indebtedness of Holdings and its Subsidiaries that is secured by a Lien on property of Holdings or any of its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Holdings and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business, typical contractual indemnities provided in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Convertible Notes” shall mean the Existing Convertible Notes and any convertible notes of a similar type issued by Holdings after the Closing Date.

“Convertible Notes Premium/Hedge Amount” shall mean at any time the aggregate amount paid by Holdings or any of its Subsidiaries after the ARCA Effective Date (i) to repurchase, redeem, repay or otherwise retire the Existing Convertible Notes upon any Permitted Refinancing thereof or other Refinancing thereof permitted by Section 6.01(q) (but excluding, for the avoidance of doubt, any payment made pursuant to Section 6.11(a)(iii) or (iv)), but only to the extent that such amount so paid represents a premium representing the embedded conversion option in excess of the principal amount of, and accrued and unpaid interest on, the Existing Convertible Notes so repurchased, redeemed, repaid or otherwise retired or (ii) pursuant to Section 6.08(g).

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Refinancing Term Loans, in each case, issued, incurred or otherwise assumed to Refinance, in whole or part, existing Term Loans or any existing Credit Agreement Refinancing Indebtedness (the “Refinanced Debt”); provided that (i) except to the extent otherwise permitted under this Agreement (subject to a dollar-for-dollar usage of any other basket set forth in Section 6.01 to the extent of any excess, if applicable), such Refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon (including tender premium) and any fees and expenses (including upfront fees and original issue discount) in connection with such Refinancing, (ii) in the case of any Refinancing Term Loans, such Loans have a maturity date that is not prior to the maturity date of, and has a Weighted Average Life to

Maturity that is not shorter than that of, the Refinanced Debt, (iii) the covenants, events of default and guarantees of such Indebtedness (including to the extent contained in the security documents, if any, with respect thereto) (except with respect to scheduled prepayments, maturity, pricing, fees, rate floors, discounts and premiums and optional prepayment or redemption terms) are (taken as a whole) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Refinanced Debt, except for covenants or other provisions applicable only to periods after the then Latest Maturity Date; provided that a certificate of a Responsible Officer of Holdings delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings within such five Business Day period that it disagrees with such determination and (iv) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with the Net Cash Proceeds of the applicable Refinancing Indebtedness in accordance with Section 2.10(d).

“Credit Extension” shall mean the making of a Loan by a Lender.

“Debt Issuance” shall mean the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01 (but including any Credit Agreement Refinancing Indebtedness that Refinances Loans)).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Designated Non-cash Consideration” means any non-cash consideration received by Holdings or its Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate delivered to the Administrative Agent, which certificate shall set forth the fair market value of such non-cash consideration (determined in good faith by Holdings) and the basis for determining such fair market value.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 181 days after the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to this definition, in each case at any time on or prior to 181 days after the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 181st day after the Final Maturity Date shall not constitute Disqualified Capital Stock if the payment upon such redemption is contractually subordinated in right of payment to the Obligations.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration (other than Qualified Capital Stock of such person) any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration (other than Qualified Capital Stock of such person) any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, equity incentive or achievement plans or any similar plans.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Effective Yield” shall have the meaning assigned to such term in Section 2.17.

“Eligible Assignee” shall mean (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund and (iv) any other person approved by the Administrative Agent and Holdings (each such approval not to be unreasonably withheld or delayed, and Holdings shall be deemed to have so approved such person unless Holdings shall object thereto by written notice to the Administrative Agent within five (5) Business Days after Holdings having received notice thereof); provided that (x) no approval of Holdings shall be required during the continuance of an Event of Default or prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arrangers) and (y) “Eligible Assignee” shall not include Holdings or any of its Affiliates or Subsidiaries or any natural person.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.20.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any written claim, notice, or demand, or any order, action, suit, proceeding or other written communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity. Without limiting the foregoing, for purposes of Section 6.08, Equity Interests shall include stock appreciation rights, or rights with respect to equity incentive or achievement plans or any similar plans.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to timely make a required contribution with respect to any Plan or Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code and Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or any Multiemployer Plan; (e) a determination that a Plan is, or is reasonably expected to be, in “at-risk status” (as defined in Section 303(i)(4) of ERISA); (f) a determination that a Multiemployer Plan is, or is reasonably expected to be, in “endangered status” or in “critical status” (each as defined in Section 305(b) of ERISA); (g) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (h) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (j) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (k) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (l) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (m) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a) Cash Interest Expense and scheduled principal payments of and cash payments to settle conversions of, Indebtedness of Holdings and its Subsidiaries (except (A) such repayments of borrowings under a revolving credit facility, but including such repayment to the extent there is an equivalent permanent reduction in the commitments related thereto, and (B) to the extent such repayments are financed with the proceeds of the incurrence of Indebtedness) to the extent actually made, for such Excess Cash Flow Period;

(b) Capital Expenditures during such Excess Cash Flow Period that are paid in cash (other than Capital Expenditures to the extent financed with the proceeds of the incurrence of Indebtedness);

(c) the aggregate amount of expenditures made in cash during such period pursuant to Sections 6.04(e) and (j) (other than expenditures to the extent financed with the proceeds of the incurrence of Indebtedness);

(d) taxes of Holdings and its Subsidiaries (including any related interest and penalties) that were paid in cash during such Excess Cash Flow Period;

(e) the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(f) losses (other than any non-cash loss) excluded from the calculation of Consolidated Net Income by operation of clause (c) or (h) of the definition thereof that are incurred during such Excess Cash Flow Period;

(g) cash payments, if any, added back to Consolidated EBITDA pursuant to clause (e), (f) or (g) of the definition thereof during such Excess Cash Flow Period; and

(h) any premium paid in cash during such period in connection with the prepayment, redemption, purchase, defeasance or other satisfaction prior to scheduled maturity of Indebtedness permitted to be prepaid, redeemed, purchased, defeased or satisfied hereunder.

provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(i) the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii) to the extent not included in Consolidated EBITDA, any return on investments received in cash (other than from a Subsidiary) during such period, which investments were made pursuant to Section 6.04(e) or (k); and

(iii) income or gain excluded from the calculation of Consolidated Net Income by operation of clause (c) or (h) of the definition thereof that is realized in cash during such Excess Cash Flow Period (except to the extent such gain is subject to Section 2.10(c), (d) or (f)).

“Excess Cash Flow Period” shall mean the fiscal year of Holdings ending December 31, 2011 and each fiscal year of Holdings thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise or overall gross receipts taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Loan Party under Section 2.16), with respect to any payment made by or on account of any obligation of any Loan Party, any U.S. federal withholding tax imposed pursuant to a law in effect (including FATCA) at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.15(a), (c) taxes resulting from a Foreign Lender’s failure to comply with Section 2.15(e) (i.e. failure to deliver a form that the Foreign Lender is legally entitled to deliver) and (d) to the extent not already an Excluded Tax under the preceding provisions of this definition, any U.S. federal withholding tax imposed on any “withholdable payment” (as defined under FATCA) payable to a Lender or other recipient as a result of the failure of such Lender or other recipient to satisfy, if applicable, the requirements of FATCA to establish that such payment is exempt from withholding under FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.20.

“Existing Convertible Notes” shall mean the 2.625% convertible senior notes due 2040 issued by Rovi.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date, (or any amended version that is substantively and administratively comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Final Maturity Date” shall mean the latest of the Tranche B-2 Maturity Date and any Incremental Loan Maturity Date applicable to existing Incremental Loans, as of any date of determination.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Intercreditor Agreement” shall mean a “pari passu” intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Permitted First Priority Refinancing Debt, in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers.

“First Lien/Second Lien Intercreditor Agreement” shall mean a “junior lien” intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Permitted Second Priority Refinancing Debt, in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, in each case including related legislation (including the regulations of the Board).

“Foreign IP Subsidiaries” shall mean Index Systems Inc, a British Virgin Islands corporation, and each other Foreign Subsidiary that enters into a Foreign IP Subsidiary Security Agreement pursuant to Section 5.11(b).

“Foreign IP Subsidiary Security Agreement” shall mean the BVI Share Charge and each other security document or pledge agreement delivered on the Closing Date or pursuant to Section 5.11(b) by a Foreign IP Subsidiary in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United

States persons have the authority to control all substantial decisions of such trust; provided that for purposes of the definition of Excluded Taxes, with respect to any payment made by or on account of any obligation of any Loan Party, a Foreign Lender shall include a partnership, or other entity treated as a partnership for United States federal income tax purposes, that is created or organized in or under the laws of the United States, or any political subdivision thereof, but only to the extent the beneficial owners for U.S. federal income tax purposes of such entity (including indirect partners if the direct partners are partnerships or other entities treated as partnerships for United States federal income tax purposes created or organized in or under the laws of the United States, or any political subdivision thereof) are treated as Foreign Lenders under subclauses (i) through (iv) of the preceding clause. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of Holdings which is not a Domestic Subsidiary.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean Holdings and each Subsidiary listed on Schedule 1.01(b), each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11. For the avoidance of doubt, upon consummation of a Super Holdco Transaction, Rovi shall continue to be a Guarantor and the term “Guarantors” shall continue to include to Rovi, but in no case shall include either Borrower.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall mean, (a) prior to a Super Holdco Transaction, Rovi, and (b) immediately upon and at all times following the effectiveness of any Super Holdco Transaction, Super Holdco; provided that for purposes of the definition of “Excess Cash Flow” and Section 5.01(a), (b), (c) and (d), “Holdings” shall continue to refer to Holdings (as defined before giving effect to such Super Holdco Transaction) for fiscal periods ending prior to the consummation of a Super Holdco Transaction.

“Immaterial Subsidiary” shall mean, as of any date of determination, any direct or indirect Subsidiary of Holdings, and any person that becomes an indirect or direct Subsidiary of Holdings, in each case designated by Holdings to the Administrative Agent in writing, that (a) has total consolidated assets that are less than 2% of the total consolidated assets of Holdings and its Subsidiaries (each determined as of the end of the last fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) and (b) had, in the preceding four fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b), consolidated gross revenues that are less than 2% of the consolidated gross revenues of Holdings and its Consolidated Subsidiaries for such period; provided that Immaterial Subsidiaries shall not, in the aggregate have (a) consolidated total assets in excess of 10% of the total consolidated assets of Holdings and its Subsidiaries (each determined as of the end of the last fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) or (b) consolidated gross revenues for the preceding four fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) in excess of 10% of the consolidated gross revenues of Holdings and its Consolidated Subsidiaries for such period. Notwithstanding the foregoing, for any determination made as of or prior to the date any person becomes an indirect or direct Subsidiary of Holdings, such determination and designation shall be made based on financial statements provided by or on behalf of such person in connection with the acquisition by Holdings of such person or such person’s assets.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.17(a).

“Incremental Commitment” shall have the meaning assigned to such term in Section 2.17(a).

“Incremental Loans” shall have the meaning assigned to such term in Section 2.17(c).

“Incremental Loan Maturity Date” shall have the meaning assigned to such term in Section 2.17(c).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.17(c).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable, accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days, time-based licenses entered into in the ordinary course of business and operating leases); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all Capital Lease Obligations and synthetic lease obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; and (k) Disqualified Capital Stock. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor. The amount of Indebtedness of any person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Initial Term Loan” shall mean the Tranche A-1 Loans (initially made as “Tranche A Loans” on the Closing Date pursuant to Section 2.01(a) of the Original Credit Agreement).

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property Rights” shall mean any and all worldwide (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, mask work rights, and moral rights (“Copyrights”); (b) trademark and trade name rights and similar rights (“Trademarks”); (c) trade secret rights (“Trade Secrets”); (d) patents and industrial property rights (“Patents”); and (e) registrations, applications, renewals, extensions, continuations, divisions, or reissues with respect to the foregoing.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit L.

“Interest Election Request” shall mean a request by Borrowers to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) the Tranche A-1 Maturity Date, the Tranche A-2 Maturity Date, the Tranche B-2 Maturity Date, an Incremental Loan Maturity Date or a Refinancing Term Loan Maturity Date, as the case may be.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or nine or twelve months if agreed to by all affected Lenders) thereafter, as Borrowers may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“JPMorgan Chase Bank” shall mean JPMorgan Chase Bank, N.A.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment (or, if so specified, applicable to the specified Loans or Commitments or Class thereof) hereunder at such time, including the latest maturity or expiration date of any Incremental Loan or any Refinancing Term Loan, as applicable.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean (a) the financial institutions party hereto on the ARCA Effective Date, (b) the Additional Lenders from time to time party hereto and (c) any financial institution that has become a party hereto after the ARCA Effective Date pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any option, trust or other arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” shall mean the term loans made by the Lenders to Borrowers pursuant to Section 2.01 in the form of Tranche A-1 Loans, Tranche A-2 Loans or Tranche B-2 Loans or pursuant to Section 2.17 in the form of Incremental Loans or pursuant to Section 2.18 in the form of Refinancing Term Loans. Each Loan shall be either an ABR Loan or a Eurodollar Loan.

“Loan Documents” shall mean this Agreement, the Amendment and Restatement and Joinder Agreement, the Notes (if any), and the Security Documents, any Refinancing Amendment, any amendment in connection with an Incremental Commitment, any First Lien Intercreditor Agreement, any First Lien/Second Lien Intercreditor Agreement, and, solely for purposes of paragraph (e) of Section 8.01, the confidential Fee Letter, dated January 19, 2011, among Holdings, the Arrangers and certain of their affiliates.

“Loan Parties” shall mean Borrowers and the Guarantors (including, for the avoidance of doubt, after a Super Holdco Transaction, Super Holdco and Subsidiaries of Super Holdco required to become Guarantors hereunder).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, property or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to perform any of their obligations under any Loan Document; or (c) material impairment of the remedies available to the Lenders or the Collateral Agent under any Loan Document or the Lenders’ or Collateral Agent’s rights to enforce any of the Loan Documents.

“Material Agreement” shall mean any agreement that would be a “material contract” as defined in Item 601(b)(10) of Regulation S-K, promulgated pursuant to the Securities Act, as such regulation is in effect on the ARCA Effective Date.

“Material Foreign Intellectual Property” shall mean all Intellectual Property that is established or registered in any country other than the United States and is material to the business, results of operations, prospects or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Hedging Obligations) of Holdings or any of its Subsidiaries (other than Foreign Subsidiaries that are Loan Parties) in an aggregate outstanding principal amount exceeding $35.0 million.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“MFN Increase” shall have the meaning assigned to such term in Section 2.17(c).

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust, leasehold mortgage, leasehold deed of trust, assignment of leases and rents or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean (a) each Real Property identified as a Mortgaged Property on Schedule 7(a) to the Perfection Certificate dated the ARCA Effective Date and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the ARCA Effective Date pursuant to Section 5.11(c), but excluding any such Mortgaged Property that ceases to be subject to a Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests of Holdings), the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration, including Designated Non-cash Consideration, initially received), net of (i) selling expenses (including reasonable brokers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and Holdings’ good faith estimate of income taxes actually paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Holdings’ good faith estimate of payments required to be made within 180 days of such Asset Sale with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any Debt Issuance by Holdings or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Equity Proceeds” means, with respect to any sale or other issuance of Equity Interests (other than Disqualified Capital Stock) by Holdings, the sum of the cash and the fair market value, as determined in good faith by Holdings, of Cash Equivalents and securities or other assets received or deemed received by Holdings from such sale or issuance, net of customary fees, commissions, out-of-pocket costs and other out-of-pocket expenses incurred in connection with such sale or issuance.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“New Loan Party” shall have the meaning assigned to such term in Section 5.11(b).

“Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Guarantor.

“Notes” shall mean each of the Tranche A-1 Notes, the Tranche A-2 Notes and the Tranche B-2 Notes.

“Obligations” shall mean (a) obligations of Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.20(b).

“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, chief operating officer or the president or one of the Financial Officers, in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Original Bookrunners” shall mean Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities LLC.

“Original Credit Agreement” shall mean the Credit Agreement dated as of February 7, 2011 among Rovi, the Borrowers, the Guarantors, the Arrangers, the Original Bookrunners, the Syndication Agent, the Documentation Agent, the Administrative Agent, the Collateral Agent and the lenders party thereto.

“Original Transactions” shall mean the “Transactions” (as defined in the Original Credit Agreement).

“Other Taxes” shall mean all present or future stamp, court or documentary taxes and any other excise, property, intangible, mortgage recording or similar taxes, charges or levies which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“Patriot Act” shall mean the United States PATRIOT Act (Title III of Pub. L. 107-56).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit I-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit I-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any person that becomes a Subsidiary after giving effect to such transaction or series of related transactions, (including an acquisition in which any such person and Holdings (as defined before giving effect to such Super Holdco Transaction) become Subsidiaries of Super Holdco); provided that each of the following conditions shall be met (and in applying these conditions to an acquisition described in clause (b) in which such person and Holdings (as defined before giving effect to such Super Holdco Transaction) become Subsidiaries of Super Holdco, each reference to Holdings in these conditions shall be deemed also to be a reference to Super Holdco):

(i) no Default then exists or would result therefrom;

(ii) after giving effect to such transaction or series of related transactions on a Pro Forma Basis (excluding, for purposes of this clause (ii), any Permitted Acquisition that is a Pro Forma Basis Excluded Transaction), Holdings shall be in compliance with all covenants set forth in Sections 6.10(a) and (b) as of the most recent Test Period (assuming (x) for purposes of Section 6.10, that such transaction or series of related transactions, and all other Permitted Acquisitions (other than Pro Forma Basis Excluded Transactions),consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such transaction or series of related transactions, had occurred on the first day of such relevant Test Period and (y) if such transaction or series of related transactions is to be consummated prior to the last day of the first Test Period for which the covenants in Sections 6.10(a) and (b) are required to be satisfied, the levels required for such first Test Period shall be deemed to apply in determining compliance with such covenants for purposes of this clause (ii));

(iii) the person or business to be acquired shall be, or shall be engaged in, a business of the type that Holdings and its Subsidiaries are permitted to be engaged in under Section 6.15 and the property acquired in connection with any such transaction or series of related transactions shall be made subject to the Lien of the Security Documents, except as otherwise permitted in Sections 5.11 and 5.12, and shall be free and clear of any Liens, other than Permitted Collateral Liens;

(iv) the Board of Directors of the person to be acquired shall have approved the consummation of such acquisition (which approval has not been withdrawn);

(v) all transactions in connection therewith shall be consummated in all material respects in accordance with all applicable Requirements of Law;

(vi) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $250.0 million, Holdings shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for each year through the Final Maturity Date pertaining to the person or business to be acquired and updated projections for Holdings after giving effect to such transaction or series of related transactions and (C) all such other information and data relating to such transaction or series of related transactions or the person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders; and

(vii) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $100.0 million, at least 10 Business Days prior to the proposed date of consummation of the transaction or series of related transactions, Holdings shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that such transaction or series of related transactions complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Permitted Additional Notes” shall mean the Permitted Senior Notes and the Permitted Subordinated Notes.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (c), (d), (e), (g) of Section 6.02; provided, however, on the Closing Date or upon the date of delivery of each additional Mortgage under Section 5.11 or 5.12, Permitted Collateral Liens shall mean only those Liens set forth in Schedule B to the applicable Mortgage.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrowers in the form of one or more series of senior, mezzanine or subordinated secured notes; provided that (i) such Indebtedness shall be secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and shall not be secured by any property or assets of Holdings or any Subsidiary of Holdings other than the Collateral, (ii) the terms of such notes shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment (other than interest) prior to the maturity date of the Indebtedness being Refinanced, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (iii) such Indebtedness shall not be guaranteed by any Subsidiary who is not a Guarantor and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness (1) shall have become party to or otherwise subject to the provisions of a First Lien

Intercreditor Agreement or (2) if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrowers, then the Borrowers, Holdings, the Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall mean, with respect to any person, any Refinancing of any Indebtedness of such person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced except by an amount equal to unpaid accrued interest and premium thereon (including any premium referred to in clause (i) of the definition of Convertible Notes Premium/Hedge Amount) plus other reasonable amount paid, and fees and expenses (including any upfront fees and original issue discount) reasonably incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized thereunder, (b) such Indebtedness as Refinanced has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced, (c) to the extent such Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Indebtedness as Refinanced is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) Indebtedness of a Subsidiary that is not a Borrower or Guarantor shall not Refinance Indebtedness of Borrowers or a Guarantor, and (e) no person is an obligor under such Indebtedness as Refinanced that was not an obligor under such Indebtedness prior to such Refinancing (and, without limitation of the foregoing, the issuer of any Permitted Refinancing of the Existing Convertible Notes shall be Holdings without guarantees from any of its Subsidiaries). In the case of any Indebtedness that otherwise satisfies the requirements of “Permitted Refinancing” with respect to any Convertible Notes, such Indebtedness may be deemed by Holdings to be a Permitted Refinancing even if not incurred contemporaneously with the repayment or repurchase of the related Convertible Notes, but, if incurred prior to the redemption, repurchase or other repayment of the related Convertible Notes, such Indebtedness shall not qualify as a Permitted Refinancing unless and until (and only to the extent of) the relevant redemption, repurchase or repayment of such Convertible Notes has been consummated. An item of Indebtedness that was originally incurred under and in compliance with another clause of Section 6.01 may, if later qualifying as a Permitted Refinancing of Convertible Notes under such Section, be reclassified under Section 6.01 upon such qualification as a Permitted Refinancing of Convertible Notes. Permitted Refinancing will include any Registered Equivalent Notes issued in exchange for the Indebtedness being Refinanced.

“Permitted Second Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrowers in the form of one or more series of senior, mezzanine or subordinated secured notes; provided that (i) such Indebtedness shall be secured by the Collateral on a junior basis (including in respect of the control of remedies) with the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and shall not be secured by any property or assets of Holdings, the Borrowers or any Subsidiary other than the Collateral, (ii) the terms of such notes shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment (other than interest) prior to the Latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (iii) such Indebtedness shall not be guaranteed by any Subsidiary who is not a Guarantor and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness (1) shall have become party to or otherwise subject to the provisions of a First Lien/Second Lien Intercreditor Agreement or (2) if such Indebtedness is the initial Permitted Second Priority Refinancing Debt incurred by the Borrowers, then the Borrowers, Holdings, the Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien/Second Lien Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Senior Notes” shall mean any unsecured senior notes issued or incurred by Holdings; provided that (i) such Permitted Senior Notes shall not be guaranteed by any Subsidiary that is not a Loan Party hereunder and (ii) such Permitted Senior Notes do not provide for (A) any scheduled payment or mandatory prepayment of principal or (B) any put exercisable at the option of the holder thereof, in each case earlier than 181 days after the Final Maturity Date, other than (x) redemptions made at the option of the holders of such Permitted Senior Notes upon a change in control of Holdings in circumstances that would also constitute a Change of Control under this Agreement (provided that any such redemption cannot be required to be made fewer than 30 days after such change in control), (y) mandatory prepayments required as a result of asset dispositions if such Permitted Senior Notes allow Holdings to satisfy such mandatory prepayment requirement by prepayment of Loans under this Agreement and (z) if such Permitted Senior Notes are Convertible Notes, cash payments required to settle any conversion thereof. Permitted Senior Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Subordinated Notes” shall mean any unsecured subordinated notes issued or incurred by Holdings and subordinated in right of payment to the payment in full of the Obligations of Holdings under the Loan Documents; provided that (i) such Permitted Subordinated Notes shall not be guaranteed by any Subsidiary that is not a Loan Party hereunder and all such guarantees permitted by this clause shall be subordinated in right of payment to the payment in full of the Obligations of Borrowers and Guarantors under the Loan Documents, (ii) such Permitted Subordinated Notes do not provide for (A) any scheduled payment or mandatory prepayment of principal or (B) any put exercisable at the option of the holder thereof, in each case earlier than 181 days after the Final Maturity Date, other than (x) redemptions made at the option of the holders of such Permitted Subordinated Notes upon a change in control of Holdings in circumstances that would also constitute a Change of Control under this Agreement (provided that any such redemption cannot be required to be made fewer than 30 days after such change in control and that any such redemption is subordinated to the indefeasible payment in full of all principal, interest and other amounts under the Loan Documents), (y) mandatory prepayments required as a result of asset dispositions if such Permitted Subordinated Notes allow Holdings to satisfy such mandatory prepayment requirement by prepayment of Loans under this Agreement or other senior obligations of Holdings and (z) if such Permitted Subordinated Notes are Convertible Notes, cash payments required to settle any conversion thereof and (iii) the subordination provisions in such Permitted Subordinated Notes are standard for issuances of high yield or convertible notes, as appropriate, and are reasonably satisfactory to the Administrative Agent. Permitted Subordinated Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” shall mean any unsecured Indebtedness incurred by the Borrowers in the form of one or more series of senior, mezzanine or subordinated notes; provided that (i) the terms of such notes shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment (other than interest) prior to the maturity date of the Indebtedness being Refinanced, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default and (ii) such Indebtedness shall not be guaranteed by any Subsidiary who is not a Guarantor. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Article 11 of Regulation S-X; provided, that notwithstanding the provisions of Regulation S-X, pro forma adjustments may include (without duplication) net operating expense reductions for such period resulting from the transaction which is being given pro forma effect which are reasonably identified and factually supported in a certificate in which a Responsible Officer of Holdings certifies that such reductions are reasonably expected to be sustainable and have been realized or the steps necessary for such realization have been taken or are reasonably expected to be taken, and such reductions are reasonably expected to be realized within twelve months following any such transaction. For purposes of determining pro forma compliance with the Total Leverage Ratio as required by clause (ii) of the definition of “Permitted Acquisition,” Section 2.17, Sections 6.01(m), (n), (o), (p) and (q) and Section 6.06(b) (but not for purposes of determining compliance with Section 6.10 at the end of a Test Period), in the event that Holdings or any of its Subsidiaries incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness included in the definition of “Consolidated Indebtedness” (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), subsequent to the end of the Test Period for which the Total Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable Test Period. Solely for purposes of making any determination required hereunder of compliance with Section 6.10 on a Pro Forma Basis for any Test Period ending before June 30, 2011, the required compliance level for such Test Period shall be the ratio specified in clause (a) or (b), as applicable, of Section 6.10 for the Test Period ending June 30, 2011.

“Pro Forma Basis Excluded Transaction” shall mean (i) any Permitted Acquisition involving Acquisition Consideration of less than $50.0 million for any individual Permitted Acquisition (or series of related Permitted Acquisitions), but only to the extent that the aggregate Acquisition Consideration for all such Permitted Acquisitions in any fiscal year of Holdings does not exceed (x) in the case of any such Permitted Acquisitions for which audited financial statements of the person or persons so acquired are available to Holdings, $150.0 million and (y) in the case of all such Permitted Acquisitions (including those referred to in (x)) whether or not financial statements are available to Holdings, $300.0 million and (ii) Asset Sales involving Net Cash Proceeds of less than $50.0 million for any individual Asset Sale (or series of related Asset Sales), but only to the extent that the aggregate Net Cash Proceeds of all such Asset Sales in any fiscal year of Holdings does not exceed $150.0 million.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any Refinancing thereof; provided, however, that (i) such Indebtedness is incurred within 180 days after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement plus fees and expenses reasonably related thereto.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinance” shall mean, with respect to any Indebtedness, any modification, refinancing, refunding, renewal, replacement, extension or exchange thereof. “Refinanced” and “Refinancing” shall have the corresponding meanings.

“Refinanced Debt” shall have the meaning provided in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers executed by each of (a) the Borrowers, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.18.

“Refinancing Amendment Closing Date” shall have the meaning provided in Section 2.18(a).

“Refinancing Term Loan Commitments” shall mean each Class of loan commitments hereunder that results from a Refinancing Amendment.

“Refinancing Term Loan Facility” shall mean each tranche of term loans made available to the Borrowers pursuant to a Class of Refinancing Term Loan Commitments.

“Refinancing Term Loan Maturity Date” shall mean, as to any Refinancing Term Loan, the maturity date specified in the Refinancing Amendment for such Refinancing Term Loan.

“Refinancing Term Loans” shall mean one or more Classes of Loans that result from a Refinancing Amendment.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Registered Intellectual Property” means all Intellectual Property Rights that are registered or filed with any Governmental Authority, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Repayment Date” shall mean the Tranche A-1 Repayment Date, Tranche A-2 Repayment Date or Tranche B-2 Repayment Date, as the context requires.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Tranche B-2 Loans with the incurrence by any Loan Party of any long-term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Tranche B-2 Loans and having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Tranche B-2 Loans, including without limitation, as may be effected through any amendment to Amended Agreement relating to the interest rate for, or weighted average yield of, the Tranche B-2 Loans.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding and unused Commitments.

“Required Tranche A-1 Lenders” shall mean Tranche A-1 Lenders having more than 50% of the sum of all Tranche A-1 Loans outstanding and unused Tranche A-1 Commitments.

“Required Tranche A-2 Lenders” shall mean Tranche A-2 Lenders having more than 50% of the sum of all Tranche A-2 Loans outstanding and unused Tranche A-2 Commitments.

“Required Tranche B-2 Lenders” shall mean Tranche B-2 Lenders having more than 50% of the sum of all Tranche B-2 Loans outstanding and unused Tranche B-2 Commitments.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Rovi” means Rovi Corporation, a Delaware corporation.

“Rovi Guides” has the meaning assigned to such term in the preamble hereto.

“Rovi Solutions” has the meaning assigned to such term in the preamble hereto.

“S&P” shall mean Standard & Poor’s Financial Services LLC and any successor to its rating agency business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to its principal functions.

“SEC Filing” as to Holdings, any public filings that Holdings has made pursuant to the U.S. federal securities, statutes, rules or regulations prior to the Closing Date.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrowers and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrowers and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement existing on or entered into after the Closing Date, in each case with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, (A) the Administrative Agent, the Collateral Agent, the Syndication Agent, each other Agent, the Lenders and each counterparty to a Hedging Agreement or Treasury Services Agreement existing on or entered into after the Closing Date if such person was an Agent, the Syndication Agent or a Lender or an Affiliate of an Agent, the Syndication Agent or a Lender (x) on the Closing Date, in the case of a Hedging Agreement or Treasury Services Agreement existing on the Closing Date or (y) at the date of entering into such Hedging Agreement or Treasury Services Agreement, in the case of a Hedging Agreement or Treasury Services Agreement entered into after the Closing Date and (B) Goldman Sachs Bank USA (together with its permitted successors or assigns), as counterparty under that certain Master Agreement, dated as of March 11, 2010, as may be amended or modified from to time to time in any manner that is not adverse in any material respect to the interests of the Lenders.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit J among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean, as of any date, all property then pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Foreign IP Subsidiary Security Agreements, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law (including pursuant to Sections 5.11 and 5.12 and the definition of the term “Super Holdco Transaction”) to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Senior Representative” shall mean, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Sonic” shall mean Sonic Solutions, a California corporation.

“Sonic Acquisition” shall mean the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 22, 2010, as amended from time to time, by and among Rovi, Sparta Acquisition Sub, Inc., a California corporation and wholly-owned subsidiary of Rovi, and Sonic.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).

“Subordinated Indebtedness” shall mean Indebtedness of any Loan Party that is by its terms subordinated in right of payment to the Obligations of such Loan Party.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the Voting Stock (other than securities or interests having voting power only by reason of the occurrence of a contingency) are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings.

“Super Holdco” shall have the meaning assigned to such term in the definition of the term “Super Holdco Transaction.”

“Super Holdco Transaction” shall mean a transaction or series of related transactions that cause 100% of the Equity Interests in Rovi to be held by a newly-formed entity organized under the laws of a State of the United States (a “Super Holdco”); provided that (a)(i) if such Super Holdco Transaction is not consummated in connection with a Permitted Acquisition, the owners of 100% of the Equity Interests in Super Holdco immediately after giving effect to such transaction (and the amount of such Equity Interests owned by each such person) are identical to the owners of 100% of the Equity Interests in Holdings immediately prior to giving effect to such transaction (and the amount of such Equity Interests owned by each such person) or (ii) if such Super Holdco Transaction is consummated in connection with a Permitted Acquisition, the owners of 100% of the Equity Interests in Super Holdco immediately after giving effect to such transaction shall consist solely of the owners of Equity Interests in Holdings, the owners of Equity Interests in the person or persons, or of any business or division of any person or persons, acquired in such Permitted Acquisition, and any additional holders of Equity Interests of Super Holdco who acquired such Equity Interests in a related offering of Equity Interests of Super Holdco, the proceeds of which were used to finance a portion of such Permitted Acquisition, in each case of this clause (ii) immediately prior to giving effect to such transaction, and upon consummation of any transaction described in this clause (ii), no Change of Control shall have occurred, (b) Super Holdco shall have entered into a Joinder Agreement or such other comparable documentation reasonably satisfactory to the Administrative Agent to become a Guarantor and Super Holdco shall comply with Section 5.11(b) with respect to Equity Interests of Holdings and any other Subsidiary and (c) immediately before and after giving effect to such Super Holdco Transaction, no Default shall have occurred and be continuing.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and to issue a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), naming the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent and/or (b) otherwise acceptable to the Collateral Agent.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Return” means all original and amended returns, declarations, claims for refund reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any schedules, forms or other required attachments thereto.

“Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

A “Test Period” in effect at any time shall mean the period of four consecutive fiscal quarters of Holdings ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or were required to be delivered pursuant to Section 5.01(a) or (b) without giving effect to any grace period applicable thereto (or, solely for purposes of determining pro forma compliance with the covenants contained in Sections 6.10(a) and (b) pursuant to clause (ii) of the definition of Permitted Acquisition and Sections 2.17, 6.01(m), (n), (o), (p) and (q) and 6.06(b) prior to the date the first such financial statements are required to be so delivered (without giving effect to any grace period applicable thereto), the most recent period of four fiscal quarters of Holdings ended on or prior to the Closing Date. If a transaction which is conditioned upon compliance on a Pro Forma Basis with Section 6.10(a) or (b) is consummated prior to the last day of the first Test Period for which the covenants in Sections 6.10(a) and (b) are required to be satisfied, the levels required for such first Test Period shall be deemed to apply in determining such compliance on a Pro Forma Basis with Sections 6.10(a) and (b).

“Title Company” shall mean any title insurance company as shall be retained by Holdings and reasonably acceptable to the Administrative Agent.

“Total Assets” shall mean, as at any date, the total assets of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, based on the most recent consolidated balance sheet (for the avoidance of doubt, by reference to the “total assets” line item thereon) provided pursuant to Section 5.01(a) or (b) prior to such time (but calculated on a Pro Forma Basis, including after giving effect to any Permitted Acquisition and any Super Holdco Transaction with respect to which such calculation is being made).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Total Secured Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Secured Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Tranche” shall mean, with respect to any Loan or Borrowing, whether it is a Tranche A-1 Loan, Tranche A-2 Loan or Tranche B-2 Loan, or a Tranche A-1 Borrowing, Tranche A-2 Borrowing or Tranche B-2 Borrowing, as applicable.

“Tranche A-1 Applicable Margin” shall mean a percentage per annum equal to (a) 2.50% in the case of Tranche A-1 Loans that are Eurodollar Loans and (b) 1.50% in the case of Tranche A-1 Loans that are ABR Loans.

“Tranche A-1 Borrowing” shall mean Tranche A-1 Loans of the same Type, made, converted or continued on the same date, and, in the case of Tranche A-1 Loans that are Eurodollar Loans, as to which a single Interest Period is in effect.

“Tranche A-1 Commitment” shall mean, with respect to each Tranche A-1 Lender, its Tranche A Commitment (as defined in the Original Credit Agreement), as resdesignated pursuant to Section 2.01(a). It is understood and agreed that the Tranche A-1 Commitments were permanently reduced to $0 after giving effect to the borrowing of Tranche A-1 Loans on the Closing Date.

“Tranche A-1 Lender” shall mean a Lender with a Tranche A-1 Commitment or Tranche A-1 Loan.

“Tranche A-1 Loan” shall mean an Initial Term Loan made on the Closing Date pursuant to Section 2.01(a) of the Original Credit Agreement that remain outstanding on the ARCA Effective Date. The aggregate outstanding principal amount of the Tranche A-1 Loans as of the ARCA Effective Date is $427,500,000.

“Tranche A-1 Maturity Date” shall mean February 7, 2016 or, if such date is not a Business Day, the first Business Day thereafter (unless such next Business Day is not in the same calendar month, in which case the next preceding Business Day).

“Tranche A-1 Notes” shall mean any notes evidencing the Tranche A-1 Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit H-1.

“Tranche A-1 Repayment Date” shall have the meaning assigned to such term in Section 2.09(a).

“Tranche A-2 Applicable Margin” shall mean a percentage per annum equal to (a) 2.25% in the case of Tranche A-2 Loans that are Eurodollar Loans and (b) 1.25% in the case of Tranche A-2 Loans that are ABR Loans.

“Tranche A-2 Borrowing” shall mean Tranche A-2 Loans of the same Type, made, converted or continued on the same date, and, in the case of Tranche A-2 Loans that are Eurodollar Loans, as to which a single Interest Period is in effect.

“Tranche A-2 Commitment” shall mean, with respect to each Tranche A-2 Lender, the commitment, if any, of such Tranche A-2 Lender to make a Tranche A-2 Loan on the ARCA Effective Date in the amount set forth on Schedule X hereto. The initial aggregate amount of the Tranche A-2 Lenders’ Commitments is $215.0 million.

“Tranche A-2 Lender” shall mean a Lender with a Tranche A-2 Commitment or Tranche A-2 Loan.

“Tranche A-2 Loan” shall mean a Loan made pursuant to Section 2.01(b).

“Tranche A-2 Maturity Date” shall mean March 29, 2017 or, if such date is not a Business Day, the first Business Day thereafter (unless such next Business Day is not in the same calendar month, in which case the next preceding Business Day).

“Tranche A-2 Notes” shall mean any notes evidencing the Tranche A-2 Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit H-2.

“Tranche A-2 Repayment Date” shall have the meaning assigned to such term in Section 2.09(a).

“Tranche B-2 Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Loans that are Tranche B-2 Loans, 3.00% per annum, (b) with respect to any ABR Loans that are Tranche B-2 Loans, 2.00% per annum and (c) with respect to any Eurodollar Loans that are Tranche B-2 Loans or ABR Loans that are Tranche B-2 Loans, the applicable percentage set forth below under the caption “Eurodollar Spread—Tranche B-2 Loans” or “ABR Spread—Tranche B-2 Loans”, as the case may be, based upon the Total Leverage Ratio as of the relevant date of determination:

	Total Leverage Ratio	Eurodollar Spread— Tranche B-2 Loans	ABR Spread— Tranche B-2 Loans
Category 1	Greater than or equal to 4.00:1.0	3.00%	2.00%
Category 2	Less than 4.00:1.0	2.75%	1.75%

Each change in the Tranche B-2 Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all Tranche B-2 Loans outstanding on and after the date of delivery to the Administrative Agent of the financial statements required by Section 5.01(a) or (b), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements indicating another such change. Notwithstanding the foregoing, until the Borrower shall have delivered the financial statements and certificates required by Section 5.01(a) for the fiscal quarter ending March 31, 2012, the Total Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Tranche B-2 Applicable Margin. In addition, at any time during which the Borrower has failed to deliver the financial statements required by Section 5.01(a) or (b), respectively, the Total Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Tranche B-2 Applicable Margin.

In the event that any financial statement delivered pursuant to Section 5.01 is inaccurate (regardless of whether this Agreement or the Tranche B-2 Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Tranche B-2 Applicable Margin for any period (such period, an “Applicable Period”) than the Tranche B-2 Applicable Margin applied for such Applicable Period, then (i) Holdings shall immediately upon corrected financial statements for such Applicable Period becoming available, deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Tranche B-2 Applicable Margin shall be determined based on the corrected Compliance Certificate for such Applicable Period and (iii) the Borrowers shall immediately pay to the Administrative Agent (for the account of the Tranche B-2 Lenders during the Applicable Period or their successors and assigns) the accrued additional interest owing as a result of such increased Tranche B-2 Applicable Margin for such Applicable Period. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.06(c) and Article VIII hereof, and shall survive the termination of this Agreement.

“Tranche B-2 Borrowing” shall mean Tranche B-2 Loans of the same Type, made, converted or continued on the same date, and, in the case of Tranche B-2 Loans that are Eurodollar Loans, as to which a single Interest Period is in effect.

“Tranche B-2 Commitment” shall mean, with respect to each Tranche B-2 Lender, the commitment, if any, of such Tranche B-2 Lender to make a Tranche B-2 Loan hereunder on the ARCA Effective Date in the amount set forth on Schedule X hereto. The initial aggregate amount of the Tranche B-2 Lenders’ Commitments is $585.0 million.

“Tranche B-2 Lender” shall mean a Lender with a Tranche B-2 Commitment or Tranche B-2 Loan.

“Tranche B-2 Loan” shall mean a Loan made pursuant to Section 2.01(c).

“Tranche B-2 Maturity Date” shall mean March 29, 2019 or, if such date is not a Business Day, the first Business Day thereafter (unless such next Business Day is not in the same calendar month, in which case the next preceding Business Day).

“Tranche B-2 Notes” shall mean any notes evidencing the Tranche B-2 Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit H-3.

“Tranche B-2 Repayment Date” shall have the meaning assigned to such term in Section 2.09(a).

“Transactions” shall mean, collectively, (a) the ARCA Refinancing, (b) the entering into the Loan Documents and the initial borrowings thereunder on the Closing Date and (c) the payment of fees and expenses in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or “Eurodollar Borrowing”) and/or by Tranche (e.g., a “Tranche A-1 Loan” or a “Tranche A-1 Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect from time to time; provided that, if Holdings or the Required Lenders notify the Administrative Agent that they request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Lenders and Holdings shall negotiate in good faith to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders) and until so amended, (i) any ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Holdings shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that all terms of an accounting or financial nature (including, without limitation, the definitions of Capital Lease Obligations, Consolidated Interest Expense, Consolidated Indebtedness, Consolidated Secured Indebtedness and Indebtedness) shall be construed without giving effect to (A) any changes to the current GAAP accounting model for leases of the type described in the FASB and IASB joint exposure draft published on August 17, 2010 entitled “Leases (Topic 840)” or otherwise arising out of the FASB project on lease accounting described in such exposure draft, (B) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities), or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Loan Parties at “fair value”, as defined therein and (C) any treatment of Indebtedness relating to convertible or equity-linked securities under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) requiring the valuation of any such Indebtedness in a reduced or bifurcated manner as described therein.

SECTION 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Redesignation; Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth and in the Amendment and Restatement and Joinder Agreement:

(a) each Loan initially made as a “Tranche A Loan” shall be redesignated, from and after the ARCA Effective Date, to be (and shall remain outstanding on the ARCA Effective Date as) a Tranche A-1 Loan,

(b) each Tranche A-2 Lender agrees, severally and not jointly, to make a Tranche A-2 Loan to Borrowers on the ARCA Effective Date in a principal amount not to exceed its Tranche A-2 Commitment, and

(c) each Tranche B-2 Lender agrees, severally and not jointly, to make a Tranche B-2 Loan to Borrowers on the ARCA Effective Date in a principal amount not to exceed its Tranche B-2 Commitment.

Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02 Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Commitments. Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrowers may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrowers to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type for each Tranche may be outstanding at the same time; provided that Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 noon, New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrowers in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Notwithstanding any other provision of this Agreement, Borrowers shall not be entitled to request, or to elect to convert or continue, (i) any Tranche A-1 Borrowing if the Interest Period requested with respect thereto would end after the Tranche A-1 Maturity Date, (ii) any Tranche A-2 Borrowing if the Interest Period requested with respect thereto would end after the Tranche A-2 Maturity Date or (iii) any Tranche B-2 Borrowing if the Interest Period requested with respect thereto would end after the Tranche B-2 Maturity Date or Incremental Loan Maturity Date, as applicable.

SECTION 2.03 Borrowing Procedure. To request a Credit Extension, Borrowers shall deliver, by facsimile, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) the Tranche of Loans requested;

(b) the aggregate amount of such Borrowing of each Tranche;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f) the location and number of Borrowers’ account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(g) that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrowers, jointly and severally, hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender as provided in Section 2.09.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Tranche thereof, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrowers to repay the Loans in accordance with their terms.

(c) Promissory Notes. Any Lender by written notice to Borrowers (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note. In such event, Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H-1, Exhibit H-2, or Exhibit H-3, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Any promissory note evidencing an Initial Term Loan prior to the ARCA Effective Date may be exchanged, upon the request of the relevant Lender made through the Administrative Agent and the surrender of such promissory note to the Borrowers through the Administrative Agent, for promissory notes evidencing the Tranche A-1 Loans into which such Lender’s Initial Term Loans were redesignated on the ARCA Effective Date.

SECTION 2.05 Administrative Agent Fees. Borrowers, jointly and severally, agree to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Rovi and the Administrative Agent (the “Administrative Agent Fees”). The Administrative Agent Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Administrative Agent Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), (i) the Tranche A-1 Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Tranche A-1 Applicable Margin in effect from time to time, (ii) the Tranche A-2 Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Tranche A-2 Applicable margin in effect from time to time and (iii) the Tranche B-2 Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Tranche B-2 Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), (i) the Tranche A-1 Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Tranche A-1 Applicable Margin in effect from time to time, (ii) the Tranche A-2 Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Tranche A-2 Applicable Margin in effect from time to time and (iii) the Tranche B-2 Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Tranche B-2 Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans of the relevant Tranche as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07 Termination of Commitments. The Tranche A Commitments and the Tranche B Commitments (each as defined in the Original Credit Agreement) automatically terminated upon the making of the Initial Term Loans and the Tranche B Loans (as defined in the Original Credit Agreement) on the Closing Date. The Tranche A-2 Commitments and the Tranche B-2 Commitments shall automatically terminate at 5:00 p.m., New York City time, on the ARCA Effective Date.

SECTION 2.08 Interest Elections.

(a) Generally. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrowers may elect to convert such

Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrowers shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time.

(b) Interest Election Request. To make an election pursuant to this Section 2.08, Borrowers shall deliver, by facsimile, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrowers were requesting a Loan of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrowers, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Amortization of Borrowings.

(a) Borrowers shall, jointly and severally, pay to the Administrative Agent, (i) for the account of the Tranche A-1 Lenders, on the dates set forth on Part A of Annex 1, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Tranche A-1 Repayment Date”), a principal amount of the Tranche A-1 Loans equal to the amount set forth on Part A of Annex 1 for such date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment, (ii) for the account of the Tranche A-2 Lenders, on the dates set forth on Part B of Annex 1, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Tranche A-2 Repayment Date”), a principal amount of the Tranche A-2 Loans equal to the amount set forth in Part B of Annex 1 for such date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment and (iii) for the account of the Tranche B-2 Lenders, on the dates set forth on Part C of Annex 1, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Tranche B-2 Repayment Date”), a principal amount of the Tranche B-2 Loans equal to the amount set forth on Part C of Annex 1 for such date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, all Tranche A-1 Loans shall be due and payable on the Tranche A-1 Maturity Date, all Tranche A-2 Loans shall be due and payable on the Tranche A-2 Maturity Date, all Tranche B-2 Loans shall be due and payable on the Tranche B-2 Maturity Date and all Incremental Loans shall be due and payable on the Incremental Loan Maturity Date applicable to such Incremental Loans, as applicable.

(c) In the event any Refinancing Term Loans are made, such Refinancing Term Loans shall be repaid in amounts and on dates as agreed between the Borrowers and the relevant Lenders of such Refinancing Term Loans, subject to the requirements set forth in Section 2.18, together, in the case of repayments of Eurodollar Loans, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

SECTION 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10 and Section 2.13; provided that each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million or, if less, the outstanding principal amount of such Borrowing.

(b) In the event that, on or prior to the first anniversary of the ARCA Effective Date, the Borrowers (x) make any prepayment of Tranche B-2 Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Tranche B-2 Lender, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Tranche B-2 Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Tranche B-2 Loans outstanding immediately prior to such amendment which are repaid, refinanced, substituted, replaced or so amended in such Repricing Transaction. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(c) Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Subsidiaries (other than Foreign Subsidiaries, provided that such Net Cash Proceeds of any Asset Sale by such Foreign Subsidiaries is not permitted under any applicable Requirements of Law to be transferred into the United States or the transfer thereof would or could reasonably be expected to result in any material transfer or other Tax or trigger a material increase in Tax on Holdings or any of its Subsidiaries), Borrowers shall make or cause to be made prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) no such prepayment shall be required under this Section 2.10(c)(i) with respect to (A) any Asset Sale permitted by Section 6.06(a), (c), (d), (f), (g), (h) (in the case of clause (h), to the extent that the aggregate consideration (other than consideration that is contingent upon the ultimate success of such assignee’s commercialization of such Intellectual Property) is less than $15.0 million with respect to each long-term exclusive license or assignment (or in the case of related long-term exclusive licenses or assignments, each family or other group of such exclusive licenses or assignments)), (i), (j), (k), (m), (n) or (p), or (B) Asset Sales for fair market value resulting in no more than $15.0 million in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $40.0 million in Net Cash Proceeds in any fiscal year; and

(ii) so long as no Event of Default shall then exist or would arise therefrom and the amount of such Net Cash Proceeds from such Asset Sale (or series of related Asset Sales) shall not exceed $100.0 million, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed, capital or other long-term assets used or useful in the business of Holdings or any of its Subsidiaries within 12 months following the date of such Asset Sale or, if some or all of such Net Cash Proceeds are scheduled to be received more than 12 months after such Asset Sale, within 12 months following the receipt thereof (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within either such 12-month period and Holdings, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12.

(d) Debt Issuance. Not later than three Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance by Holdings or any of its Subsidiaries, Borrowers shall make or cause to be made prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e) [Reserved].

(f) Casualty Events. Not later than five Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by Holdings or any of its Subsidiaries, Borrowers shall make or cause to be made prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that, in the event such Net Cash Proceeds shall exceed $15.0 million in any fiscal year, Holdings shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used (it being understood that to the extent such Net Cash Proceeds do not exceed $15.0 million in any fiscal year, no such Officer’s Certificate or prepayment shall be required) to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets used or useful in the business of Holdings or any of its Subsidiaries no later than 12 months following the date of receipt of such proceeds; provided that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii) if any portion of such Net Cash Proceeds shall not be so applied within such 12-month period and such Net Cash Proceeds exceed $15.0 million, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(f).

(g) Excess Cash Flow. No later than five Business Days after the date on which the financial statements with respect to each fiscal year in which an Excess Cash Flow Period occurs are or are required to be delivered pursuant to Section 5.01(a) (without giving effect to any grace period applicable thereto), Borrowers shall make or cause to be made prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 50.0% of Excess Cash Flow for the Excess Cash Flow Period then last ended, less any voluntary prepayments made pursuant to Section 2.10(a) during such Excess Cash Flow period. Notwithstanding the foregoing, if the Total Secured Leverage Ratio as of the last day of such fiscal year is less than 2.50 to 1.00, then no payment under this Section 2.10(g) shall be required for such fiscal year.

(h) Application of Prepayments. Except as may be otherwise specified in any Refinancing Amendment (with respect to the Class of Refinancing Term Loans subject to such Refinancing Amendment; provided that such Refinancing Amendment shall not provide for better than pro rata treatment for such Class of Refinancing Term Loans with respect of each other Class of Loans), each prepayment of Loans pursuant to this Section 2.10(c), (d), (f) or (g) shall be applied ratably to each Class of Loans (provided that any prepayment of Loans with the Net Cash Proceeds of any Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt). Subject to the foregoing, Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h). Any prepayments of Loans pursuant to Section 2.10(c), (d), (f) or (g) shall be applied to reduce scheduled installments of principal required under Section 2.09, (i) with respect of Tranche A-1 Loans and Tranche A-2 Loans, first, in direct order to the next scheduled installment of principal due on the next annual Repayment Date occurring following such prepayment and, second, on a pro rata basis among the installments of principal remaining to be made on each other Repayment Date, (ii) with respect of Tranche B-2 Loans, first, in direct order to the scheduled installments of principal due on the next four (4) quarterly Repayment Dates occurring following such prepayment and, second, on a pro rata basis among the installments of principal remaining to be made on each other Repayment Date, and (iii) with respect to any Refinancing Term Loans, as specified in the applicable Refinancing Amendment. For the avoidance of doubt, any prepayments of Loans pursuant to Section 2.10(a) shall be applied as specified by Borrowers.

Subject to the first sentence of Section 2.10(h), amounts to be applied pursuant to this Section 2.10 to the prepayment of Loans shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrowers, the Excess Amount shall be either (A) to the extent the date of the next expiring Interest Period with respect to Eurodollar Loans is no greater than 90 days after the date of prepayment of Loans pursuant to this Section 2.10, deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13; provided that if the next expiring Interest Period with respect to Eurodollar Loans is greater than 90 days after the date of prepayment of Loans pursuant to this Section 2.10, then such Eurodollar Loans shall be prepaid immediately as set forth in clause (B) above.

(i) Notice of Prepayment. Borrowers shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice of prepayment may be revoked by Borrowers (by notice to the Administrative Agent on or prior to the specified date of prepayment if such condition is not satisfied); provided, further, notwithstanding anything to the contrary contained herein, Borrowers shall remain, jointly and severally, liable for any fees loss, cost or expense of any failure to prepay (whether or not such condition is satisfied) in accordance with Section 2.13. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, in accordance with clause (c) below, Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such

Lender’s holding company with respect to capital adequacy), in each case by an amount deemed material by such Lender, then in accordance with clause (c) below then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Delay in Requests. If any Lender becomes entitled to claim any amounts pursuant to clauses (a) or (b) of this Section 2.12, such Lender shall use reasonable efforts to notify Borrowers (with a copy to the Administrative Agent) as promptly as practicable of the event by reason of which it has become so entitled; provided that any failure or delay on the part of any Lender so to notify or to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided further that Borrowers shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrowers pursuant to Section 2.16(b), then, in any such event, Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (but not loss of margin). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrowers (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1111 Fannin Street, Houston Texas, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(i) Each payment by Borrowers of interest in respect of the Loans of any Tranche shall be applied to the amounts of such obligations owing to the Lenders of such Tranche pro rata according to the respective amounts then due and owing to such Lenders.

(ii) Each payment on account of principal of the Loans in respect of any Tranche of Loans shall be allocated among the Lenders of such Tranche pro rata based on the principal amount of the Loans of such Tranche held by such Lenders.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Setoff. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by either Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrowers will not make such payment, the Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if any applicable Requirements of Law require (as determined in the good faith discretion of an applicable withholding agent) the deduction or withholding of any Indemnified Taxes (including any Other Taxes) by any Loan Party or the Administrative Agent from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law. For the avoidance of doubt, if any Indemnified Taxes or Other Taxes are withheld by any person other than a Loan Party or the Administrative Agent (e.g., U.S. federal withholding Taxes that are withheld by a Lender that is treated as a domestic partnership for U.S. federal income tax purposes), the amount payable by the applicable Loan Party shall not be increased under this Section 2.15(a), but the affected Lender shall be entitled to seek indemnification for such Indemnified Taxes or Other Taxes under Section 2.15(c).

(b) Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Indemnification by Borrowers. Borrowers shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) imposed on or asserted against the Administrative Agent or such Lender (or, in the case of any Lender that is treated as a domestic partnership for U.S. federal income tax purposes, such Lender’s partners) by any Governmental Authority or otherwise payable by the Administrative Agent or such Lender or such Lender’s partner (as determined in the good faith sole discretion of the Administrative Agent or such Lender or such Lender’s partner) and reasonable expenses arising therefrom or with respect thereto, regardless of whether such Indemnified Taxes or Other Taxes were correctly or legally imposed, asserted or otherwise determined to be payable. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, along with a reasonably detailed explanation or calculation of such payment or liability, or such other evidence that such Indemnified Taxes or Other Taxes have been imposed or assessed or otherwise become payable as Borrowers may reasonably request, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable Requirements of Law or reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by any Borrower or the Administrative Agent as will enable Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than U.S. federal withholding taxes, the completion, execution and submission of such forms shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of any Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a non-bank tax certificate, in substantially the form of Exhibit M to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code related to any Borrower and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv) to the extent a Foreign Lender is not the beneficial owner for U.S. federal income tax purposes (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, non-bank tax certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a non-bank tax certificate, in substantially the same form of Exhibit M, on behalf of such beneficial owner(s), or

(v) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrowers to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

In addition, each Foreign Lender agrees that from time to time after the date it becomes a Foreign Lender, when a lapse in time or change in the Foreign Lender’s circumstances renders the previous certification obsolete or inaccurate in any material respect, it will, to the extent legally able to do so, deliver to Borrowers and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), a non-bank tax certificate and a Form W-8BEN (with respect to the portfolio interest exemption) or Internal Revenue Service Form W-8IMY, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States federal withholding tax with respect to payments under the Loan Documents or promptly notify Borrowers and the Administrative Agent of any change in the Non-U.S. Lender’s circumstances which would modify or render invalid any previously claimed exemption or reduction.

(f) Treatment of Certain Refunds. Upon the reasonable request of any Loan Party, the Lenders and the Administrative Agent agree to use their reasonable efforts to cooperate with such Loan Party (at such Loan Party’s expense) in obtaining a refund of any Indemnified Taxes or Other Taxes paid by such Loan Party, whether directly to a Governmental Authority or pursuant to Section 2.15(c), that such Loan Party reasonably believes were not correctly or legally asserted by the relevant Governmental Authority so long as the Lender or the Administrative Agent, as the case may be, determines in good faith that the efforts would not result in any unreimbursed costs, expenses or be otherwise materially disadvantageous to it. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 2.15, it shall promptly pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Such Lender or the Administrative Agent, as the case may be, shall at any Borrower’s reasonable request, provide Borrowers with a copy of any notice of assessment or other evidence reasonably satisfactory to Borrowers of the requirement to repay such refund received from the relevant taxing authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax Returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrowers the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Before or reasonably promptly after any Lender requests compensation under Section 2.12, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to

Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrowers shall be conclusive absent manifest error.

(b) Replacement of Lenders. If (w) any Lender requests compensation under Section 2.12, (x) if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (y) if any Lender defaults in its obligation to fund Loans hereunder or (z) if any Lender shall decline to consent to any modification or waiver hereunder requiring 100% of the Lenders affected thereby (or of an affected Type or the type set forth in clauses (i) through (xiv) of Section 10.02(b) to consent thereto) and, in such case the Required Lenders have already consented thereto, then Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.15) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrowers shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13 and including any premium under Section 2.10(a), assuming for this purpose that the Loans of such Lender were being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

Upon receipt by the applicable Lender of all amounts required to be paid to such Lender pursuant to this Section 2.16(b), the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Lender, and any such Assignment and Assumption so executed by the Administrative Agent and assignee shall be effective for purposes of this Section 2.16(b) and Section 10.04. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

SECTION 2.17 Increase in Commitments.

(a) Borrower Request. Borrowers may by written notice to the Administrative Agent elect to request the establishment of one or more commitments to make additional Loans after the ARCA Effective Date (each, an “Incremental Commitment”) in an amount not in excess of $300.0 million in the aggregate and not less than $50.0 million individually. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrowers propose that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrowers propose any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.

(b) Conditions. The Incremental Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Sections 4.02(a) through (d) shall be satisfied;

(ii) no Default shall have occurred and be continuing or would result from the Credit Extension to be made on the Increase Effective Date;

(iii) after giving effect on a Pro Forma Basis (A) to the Credit Extension to be made on the Increase Effective Date and (B) to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisitions or Asset Sales occurring after the beginning of the then current Test Period but prior to or concurrently with such Credit Extension and, in each case, the use of proceeds therefrom as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b), (x) Holdings shall be in compliance with each of the covenants set forth in Section 6.10(a) and (b) for the Test Period then last ended and (y) after giving affect to the Incremental Loans (as defined below), the Total Secured Leverage Ratio of Holdings shall not exceed 3.50:1.00; provided that this clause (b)(iii)(y) shall not apply as a condition to the first $50,000,000 of Incremental Commitments after the ARCA Effective Date; and

(iv) Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of Incremental Loans and Incremental Commitments. The terms and provisions of Loans made pursuant to the Incremental Commitments shall be as follows:

(i) terms and provisions of Loans made pursuant to Incremental Commitments (such Loans being designated as either “Additional Term A Loans” or “Additional Term B Loans”; each Additional Term A Loan and Additional Term B Loan, an “Incremental Loan” and, collectively, “Incremental Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, (A) in the case of Additional Term A Loans, identical to the Tranche A-2 Loans and (B) in the case of Additional Term B Loans, identical to the Tranche B-2 Loans;

(ii) the Weighted Average Life to Maturity of any Incremental Loans shall be (i) in the case of Additional Term A Loans, no shorter than the Weighted Average Life to Maturity of the existing Tranche A-2 Loans and (ii) in the case of Additional Term B Loans, no shorter than the Weighted Average Life to Maturity of the existing Tranche B-2 Loans;

(iii) the maturity date of Incremental Loans (the “Incremental Loan Maturity Date”) shall not be earlier than the Final Maturity Date;

(iv) in the event that the All-in Yield for any (A) Additional Term A Loans is more than 0.50% per annum greater than the All-in Yield for the Tranche A-2 Loans, then the Tranche A-2 Applicable Margin for the Tranche A-2 Term Loans shall be increased to the extent necessary so that the All-in Yield for such Additional Term A Loans shall not be more than 0.50% per annum greater than the All-in Yield for the Tranche A-2 Loans and (B) Additional Term B Loans is more than 0.50% per annum greater than the All-in Yield for the Tranche B-2 Loans, then the Tranche B-2 Applicable Margin for the Tranche B-2 Term Loans shall be increased to the extent necessary so that the All-in Yield for such Additional Term B Loans shall not be more than 0.50% per annum greater than the All-in Yield for the Tranche B-2 Loans; and

(v) to the extent that the terms and provisions of Incremental Loans are not identical to the Loans (except to the extent permitted by clause (iii) or (iv) above) they shall be reasonably satisfactory to the Administrative Agent.

The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrowers, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.17. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to Loans made pursuant to Incremental Commitments and Incremental Loans made pursuant to this Agreement.

(d) Making of Incremental Loans. On any Increase Effective Date on which Incremental Commitments for Incremental Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Commitment shall make an Incremental Loan to Borrowers in an amount equal to its Incremental Commitment.

(e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.17 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents, except that the Incremental Loans may be subordinated in right of payment or the Liens securing the Incremental Loans may be subordinated, in each case, as set forth in the Increase Joinder. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Loans or any such Incremental Commitments.

SECTION 2.18 Refinancing Amendments.

(a) At any time after the ARCA Effective Date, Holdings may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in the form of Refinancing Term Loans or Refinancing Term Loan Commitments in respect of all or any portion of any Class of Loans then outstanding under this Agreement (which for purpose of this clause (a) will be deemed to include any then outstanding Refinancing Term Loans) pursuant to a Refinancing Amendment; provided that such Refinancing Term Loans (A) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (B) will have such pricing (including interest rates, rate floors, fees, original issue discounts and premiums) and, subject to Section 2.10, optional and mandatory prepayment terms as may be agreed by the Borrowers and the Lenders thereof, (C) will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Class of Loans being refinanced and (D) will have terms and conditions that are otherwise consistent with the applicable requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

(b) In the case of any partial refinancing of any Class of Loans made pursuant to this Section 2.19 other than with Refinancing Term Loans, in the event that the All-in Yield for such Credit Agreement Refinancing Indebtedness incurred with respect of such partial refinancing is more than 0.50% per annum greater than the All-in Yield for the Class of Loans being partially refinanced, then the Applicable Margin in respect of such Loans of the same Class not so refinanced shall be increased to the extent necessary so that the All-in Yield for such Credit Agreement Refinancing Indebtedness shall not be more than 0.50% per annum greater than the All-in Yield for such Loans.

(c) The effectiveness of any Refinancing Amendment shall be subject to satisfaction, on the date thereof (each, a “Refinancing Amendment Closing Date”), of each of the conditions set forth in such Refinancing Amendment. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.18 shall be in an aggregate principal amount that is (x) not less than $15,000,000 and (y) an integral multiple of $5,000,000 in excess thereof (or such lesser amount of Indebtedness being Refinanced as is then outstanding). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans and/or Refinancing Term Loan Commitments).

(d) Notwithstanding anything contained in Section 10.02 to the contrary, any Refinancing Amendment may, without the consent of any Lender not providing Credit Agreement Refinancing Indebtedness on such Refinancing Amendment Closing Date, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers to effect the provision of this Section 2.18.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

On the date of each Credit Extension, each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01 Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except to the extent that any failure under clauses (b) through (c) to comply therewith, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture or financing agreement or instrument, or any other material agreement binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. Rovi has heretofore delivered to the Lenders (if disclosed in SEC Filings, such statements are deemed delivered to the Lenders) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Rovi, in each case (i) as of and for the fiscal year ended December 31, 2007 audited and accompanied by the unqualified opinion of KPMG LLP, and for the fiscal years ended December 31, 2008 and December 31, 2009, audited by and accompanied by the unqualified opinion of Ernst & Young LLP and (ii) as of and for the fiscal quarter (and period of the fiscal year) ended September 30, 2010, unaudited, but certified by its chief financial officer. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP and present fairly and accurately the financial condition and results of operations and cash flows of Rovi, in each case as of the dates and for the periods to which they relate (subject, in the case of financials referred to in clause (ii), to normal year-end audit adjustment and the absence of footnotes).

(b) No Liabilities; Material Changes. Except as set forth in the financial statements referred to in Section 3.04(a), as of the ARCA Effective Date, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents. Since September 30, 2010, no event, change or circumstance has occurred that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c) Forecasts. The forecasts of financial performance of Holdings and its Subsidiaries in the financial model furnished to the Lenders have been prepared in good faith by Holdings and based on assumptions believed by Holdings to be reasonable in light of the facts and circumstances known to Holdings at the time of preparation thereof.

SECTION 3.05 Properties.

(a) Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The tangible property of the Companies, taken as a whole, is in good operating order, condition and repair (ordinary wear and tear excepted).

(b) Real Property. Schedules 7(a) and 7(b) to the Perfection Certificate dated the ARCA Effective Date contain a true and complete list of each interest in Real Property (i) owned by any Loan Party as of the ARCA Effective Date and describes the type of interest therein held by such Loan Party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, as of the ARCA Effective Date and describes the type of interest therein held by such Loan Party.

(c) No Casualty Event. No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development or the Federal Emergency Management Agency (or any successor agency) as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto) unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d) Collateral. Each Loan Party owns or has rights to use all of the Collateral (other than Intellectual Property) and all rights with respect to any of the foregoing used in, necessary for or material to such Loan Party’s business as currently conducted. The use by such Loan Party of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made in writing and remains outstanding that such Loan Party’s use of any Collateral (other than Intellectual Property) does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Intellectual Property.

(a) Ownership/No Claims. Each Loan Party owns, is licensed to use, possesses the right to use in accordance with industry practice or could obtain on commercially reasonable terms such rights to use, all Intellectual Property Rights necessary for the conduct of its business as presently conducted, except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each item of Registered Intellectual Property identified on Schedules 11(a), 11(b), or 11(d) to the Perfection Certificate is owned by one of the Loan Parties (“Borrower Registered Intellectual Property”). Except as set forth in Schedule 3.06(a), as of the ARCA Effective Date, there are no pending proceedings by any person directly challenging the validity or enforceability of any Borrower Registered Intellectual Property that could reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by each Loan Party does not, to the knowledge of such Loan Party, infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or that are set forth in Schedule 3.06(a).

(b) Registrations. Except (x) pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business and (y) licenses and other user agreements that are listed in Schedule 11(a), 11(b), or 11(d) to the Perfection Certificate, on and as of the ARCA Effective Date, each Loan Party possesses all rights to use or grant licenses in respect of the Borrower Registered Intellectual Property owned by such Loan Party. To the knowledge of each Loan Party, all registrations for the Borrower Registered Intellectual Property listed in Schedules 11(a), 11(b), or 11(d) to the Perfection Certificate owned by such Loan Party, other than pending applications, are valid and enforceable.

(c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the ARCA Effective Date, there is no material violation by others of any right of such Loan Party with respect to any Borrower Registered Intellectual Property listed in Schedules 11(a), 11(b), or 11(d) to the Perfection Certificate, pledged by it under the name of such Loan Party except for such violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or for such violations as may be set forth on Schedule 3.06(c).

(d) Ownership of Material Foreign Intellectual Property. The Loan Parties collectively own all Material Foreign Intellectual Property except to the extent the transfer of any such Material Foreign Intellectual Property owned by a Foreign Subsidiary that is not a Loan Party to a Loan Party would or could reasonably be expected to (A) result in a material increase in the amounts included in the gross income of a United States shareholder of such Foreign Subsidiary pursuant to Section 951 (or a successor provision) of the Code, (B) result in a material amount of transfer Taxes or a material non-U.S. Tax liability of such Foreign Subsidiary that would not be incurred absent such transfer or (C) materially increase the future Taxes of Holdings and its Subsidiaries (taking into account any offsetting Tax savings or other benefits), in each case as reasonably determined by Holdings.

SECTION 3.07 Equity Interests and Subsidiaries.

(a) Equity Interests. Schedules 1(a) and 9(a) to the Perfection Certificate dated the ARCA Effective Date set forth a list of (i) Holdings and each of its Subsidiaries and their jurisdictions of organization (as to each Loan Party) as of the ARCA Effective Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the ARCA Effective Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the ARCA Effective Date. Except as set forth on Schedules 1(a) and 9(a) to the Perfection Certificate, all Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Holdings, are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c) Organizational Chart. An accurate organizational chart, showing the ownership structure of Rovi and each Subsidiary on the ARCA Effective Date and after giving effect to the Transactions, is set forth on Schedule 9(a) to the Perfection Certificate dated the ARCA Effective Date.

SECTION 3.08 Litigation; Compliance with Laws. Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened in writing against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or (ii) in which there is a reasonable likelihood of an adverse determination that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements. No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

SECTION 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.11 Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds. Borrowers will use the proceeds of:

(a) Loans made on the Closing Date for general corporate purposes, including to finance Permitted Acquisitions and repurchases of Equity Interests of Holdings;

(b) Tranche A-2 Loans and Tranche B-2 Loans (i) on the ARCA Effective Date, for the purpose of financing the ARCA Refinancing and expenses related thereto and to the transactions contemplated by the Amendment and Restatement and Joinder Agreement and (ii) thereafter, for general corporate purposes, including to finance Permitted Acquisitions and repurchases of Equity Interests of Holdings; and

(c) Incremental Loans, if any, for the purposes specified in the Increase Joinder.

SECTION 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all material Tax Returns required to be filed by it and all such Tax Returns are true and correct in all material respects, (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it and (c) complied with its Tax withholding obligations, except, in each case, Taxes which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable except Taxes the nonpayment of which could not, individually or in the aggregate, have a Material Adverse Effect. There are no proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, no Company has ever (a) been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code, or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or (b) “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

SECTION 3.14 No Material Misstatements. No information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender (excluding information of a general economic nature, projected financial information or other forward looking information) in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole with all such information, or the Confidential Information Memorandum contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule, it being recognized by the Lenders that such projections and forecasts as they relate to future events are not to be viewed as fact and that factual results during the period or periods covered by such projections and forecasts may differ from such projections and forecasts.

SECTION 3.15 Labor Matters. As of the ARCA Effective Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened in writing except as in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16 Solvency. Immediately after the consummation of the Transactions to occur on the ARCA Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of Holdings and its Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Holdings and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Holdings and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Holdings and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the ARCA Effective Date.

SECTION 3.17 Employee Benefit Plans. To the extent applicable, each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the property of any Company. As of the ARCA Effective Date, the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5.0 million the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

To the extent applicable, each Foreign Plan is in substantial compliance with its terms and with the requirements of any and all applicable Requirements of Law and, where required, is in good standing with applicable regulatory authorities. No Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

SECTION 3.18 Environmental Matters.

(a) Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) The Companies and their businesses, operations and Real Property are in compliance with, and the Loan Parties have no liability which could reasonably be expected to result in a Material Adverse Effect under, any applicable Environmental Law;

(ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing;

(iii) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened in writing against the Companies, relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(iv) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b) Except as set forth in Schedule 3.18:

(i) No Company is obligated to perform any material action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii) No Lien has been recorded or, to the knowledge of any Company, threatened in writing under any Environmental Law with respect to any Real Property or other assets of the Companies;

(iii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(iv) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.19 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)) and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Collateral Liens.

(c) Mortgages. Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the offices specified on Schedule 7(a) to the Perfection Certificate dated the ARCA Effective Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.

(d) Valid Liens. Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the

Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

(e) Foreign IP Subsidiary Security Agreements. Each Foreign IP Subsidiary Security Agreement will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder and, when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, will constitute a fully perfected Lien on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, subject to no other Liens.

SECTION 3.20 Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and to the knowledge of the Responsible Officers of each Loan Party, no Affiliate or broker or other agent of such Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Effectiveness of this Agreement. The conditions to effectiveness of the Amended Agreement, and to the Credit Extensions occurring on the ARCA Effective Date, are set forth in Section 6 of the Amendment and Restatement and Joinder Agreement.

SECTION 4.02 All Credit Extensions. The obligation of each Lender to fund any Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.02.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested.

(b) No Default. Borrowers and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making the Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

The delivery of a Borrowing Request and the acceptance by Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by each Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(d) have been satisfied. Each Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.02(b)-(d) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Administrative Agent Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations), unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent (who shall promptly make available to the Lenders):

(a) Annual Reports. As soon as available and in any event within 90 days (or, if earlier, within three Business Days after such earlier date on which Holdings is required to file a Form 10-K under the Exchange Act) after the end of each fiscal year, beginning with the fiscal year ending December 31, 2010, (i) the consolidated balance sheet of Holdings as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with Regulation S-X and accompanied by an opinion of Ernst & Young LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth a statement of income items and Consolidated EBITDA of Holdings for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Holdings for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) and (iii) (other than with respect to comparisons to budgeted amounts) may be furnished in the form of a Form 10-K);

(b) Quarterly Reports. As soon as available and in any event within 45 days (or, if earlier, within three Business Days after such earlier date on which Holdings is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 2011, (i) the consolidated balance sheet of Holdings as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with Regulation S-X and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth a statement of income items and Consolidated EBITDA of Holdings for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) and (iii) (other than with respect to comparisons to budgeted amounts) may be furnished in the form of a Form 10-Q);

(c) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and, concurrently with any delivery of financial statements under Section 5.01(a) above (beginning with the fiscal year ending December 31, 2011), setting forth Holdings’ calculation of Excess Cash Flow and (C) beginning with the Compliance Certificate delivered for the fiscal year ending December 31, 2011, showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(d) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of (i) financial statements under Section 5.01(a), (A) a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement and (B) summary chart of revenues of Holdings broken down by jurisdiction in a form substantially similar to that provided Administrative Agent on the Closing Date and otherwise reasonably satisfactory to the Administrative Agent, and (ii) financial statements under Section 5.01(a) and 5.01(b), a certificate of a Financial Officer containing supplemental schedules of Patents, Trademarks and Copyrights (each as defined in the Security Documents) acquired by the Loan Parties or during the fiscal quarter then most recently ended, as applicable;

(e) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of Permitted Senior Notes or Permitted Subordinated Notes, in each case pursuant to the terms of the documentation governing such notes (or, in each case, any trustee, agent or other representative therefor), as the case may be;

(f) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(g) Budgets. Within 60 days after the beginning of each fiscal year, a budget for Holdings in form reasonably satisfactory to the Administrative Agent, but to include (x) statements of income and (y) balance sheets and sources and uses of cash to the extent any line items included therein are necessary for the determination of compliance with either of the covenants set forth in Sections 6.10(a) and (b) or for the calculation of Capital Expenditures, in each case, for (i) each quarter of such fiscal year prepared in detail and (ii) each fiscal year thereafter, through and including the fiscal year in which the Final Maturity Date occurs, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Holdings to the effect that the budget of Holdings is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget;

(h) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Notwithstanding anything contained herein, documents required to be delivered pursuant to Section 5.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at http://www.rovicorp.com; or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website, a regulatory agency’s website or whether sponsored by the Administrative Agent); provided that (i) upon request, Holdings shall deliver paper copies of such documents to the Administrative Agent for further distribution to the Lenders that request Holdings to deliver such paper copies and (ii) Holdings shall notify the Administrative Agent, which will notify each Lender, (by facsimile or other form of electronic communication) of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Holdings shall be required to provide copies of the Compliance Certificates required by Section 5.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within three Business Days of the occurrence thereof):

(a) upon any Responsible Officer of Holdings becoming aware of any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat in writing of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) any development that has resulted in, or could reasonably be expected to result, in a Material Adverse Effect;

(d) the occurrence of a Casualty Event (singly or together with all other Casualty Events) resulting or expected to result in Net Cash Proceeds in excess of $25.0 million; and

(e) the incurrence of any material Lien (other than Permitted Collateral Liens) on, or claim asserted against, any of the Collateral.

SECTION 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to conduct its business as it is then conducted, except where the failure to do so or cause to be done could not reasonably be expected to result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all property material to the conduct of such business and keep all material tangible property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04 Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (ii) business interruption insurance, and (iii) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent).

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (or 10 days with respect to cancellation due to nonpayment of premiums) after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Collateral Agent.

(c) [Reserved].

(d) Flood Insurance. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(e) Broker’s Report. Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

(f) Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05 Obligations and Taxes.

(a) Payment of Obligations. Pay its Material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, would by law become a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) in the case of a material Tax or claim such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (y) the failure to pay could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(b) Filing of Returns. Timely and correctly file all material Tax Returns (taking into account valid extensions) required to be filed by it. Withhold, collect and remit all material Taxes that it is required to collect, withhold or remit.

(c) Tax Shelter Reporting. Holdings does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Holdings determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.06 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred or, is reasonably expected to occur, that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount that could reasonably be expected to have a Material Adverse Effect or the imposition of a Lien, a statement of a Financial Officer of Holdings setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto; (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan (as such term is defined in Section 3(3) of ERISA) sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Holdings will permit any representatives designated by the Administrative Agent or any Lender (in coordination with the Administrative Agent) to visit and inspect the financial records and the property of Holdings and its Subsidiaries at reasonable times and as often as reasonably requested upon reasonable notice and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants); provided that, so long as no Default has occurred and is continuing, only two such visits and inspections during each fiscal year of Holdings shall be at Borrowers’ expense.

(b) Within 105 days after the end of each fiscal year of the Companies, at the request of the Administrative Agent or Required Lenders, hold a meeting or conference call (at a mutually agreeable time and, to the extent applicable, location and venue, the costs of such venue or call to be paid by Borrowers) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12.

SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.

(a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request (or such longer period as the Administrative Agent agrees may be reasonably required to conduct any on site-investigation or sampling), at the expense of Borrowers, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.10 Interest Rate Protection. If, on the one-year anniversary of the Closing Date, less than 30% of the aggregate principal amount of Holdings’ Consolidated Indebtedness (net of consolidated cash and Cash Equivalents that bear or otherwise earn interest at a floating rate) is subject to a fixed or maximum interest rate, not later than the 30th day after such one-year anniversary of the Closing Date, Holdings shall enter into, and for a minimum of three years thereafter maintain, Hedging Agreements with terms and conditions acceptable to the Administrative Agent that result in at least 30% of the aggregate principal amount of Holdings’ Consolidated Indebtedness (net of consolidated cash and Cash Equivalents that bear or otherwise earn interest at a floating rate) being effectively subject to a fixed or maximum interest rate.

SECTION 5.11 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 5.11, with respect to any property owned or acquired after the ARCA Effective Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and (iii) with respect to any property constituting Material Foreign Intellectual Property owned by any Foreign Subsidiary, use commercially reasonable efforts to transfer such Material Foreign Intellectual Property to a Loan Party; provided that no Foreign Subsidiary shall be required to take the actions specified in clause (iii) of this Section 5.11(a) if doing so would or could reasonably be expected to (A) result in a material increase in the amounts included in the gross income of a United States shareholder of such Foreign Subsidiary pursuant to Section 951 (or a successor provision) of the Code, (B) result in a material amount of transfer Taxes or a material non-U.S. Tax liability of such Foreign Subsidiary that would not be incurred absent such transfer or (C) materially increase the future Taxes of Holdings and its Subsidiaries (taking into account any offsetting Tax savings or other benefits), in each case as reasonably determined by Holdings. Holdings shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties. Notwithstanding the foregoing, any required filings with the United States Patent and Trademark Office and United States Copyright Office shall be made within 60 days after the acquisition of the related property is required to be reported pursuant to Section 5.01(d).

(b) With respect to (x) any person that is or becomes a Subsidiary (other than an Immaterial Subsidiary) after the ARCA Effective Date, (y) any Subsidiary previously designated by Holdings as an Immaterial Subsidiary pursuant to the definition thereof that at any time fails to meet either of the qualifications of an Immaterial Subsidiary under the definition thereof or is designated by Holdings as no longer being an Immaterial Subsidiary pursuant to Section 5.11(d) or (z) Super Holdco or any other person who becomes a Loan Party in connection with a Super Holdco Transaction (any such person in any of clauses (x), (y) or (z), a “New Loan Party”), in each case promptly, and, in any event, within 30 days after such person becomes a New Loan Party (or in the case of (I) a person that becomes a New Loan Party in connection with a Permitted Acquisition that is consummated by means of a “two-step” acquisition, not later than the earlier of (A) 120 days after the closing of the tender offer or other first step or (B) 30 days after such New Loan Party becomes a Wholly-Owned Subsidiary or (II) Super Holdco and any other new holding company that holds any capital stock, directly or indirectly, of either Borrower, within 10 days after the consummation of such Super Holdco Transaction), (i) unless such Equity Interests are uncertificated, deliver to the Collateral Agent the certificates, representing all of the Equity Interests of such New Loan Party (other than Super Holdco), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such New Loan Party to any other Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such New Loan Party (A) to execute a Joinder Agreement or such comparable documentation to become a Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary that owns Material Foreign Intellectual Property, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable security agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to this Section 5.11(b) shall not include any Equity Interests of a Foreign Subsidiary created or acquired after the ARCA Effective Date and (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.11(b), if, in the case of either clause (1) or (2), doing so would or could reasonably be expected to (A) result in a material increase in the amounts included in the gross income of a United States shareholder of such Foreign Subsidiary pursuant to Section 951 (or a successor provision) of the Code, (B) result in a material amount of transfer Taxes or a material non-U.S. Tax liability of such Foreign Subsidiary that would not be incurred absent such transfer or (C) materially increase the future Taxes of Holdings and its Subsidiaries (taking into account any offsetting Tax savings or other benefits), in each case as reasonably determined by Holdings; provided that this exception shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).

(c) Promptly grant to the Collateral Agent, within 60 days of the acquisition thereof (unless sooner disposed of in an Asset Sale permitted by Section 6.06 or a Sale and Leaseback Transaction permitted by Section 6.03), a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the ARCA Effective Date and that, together with any improvements thereon, individually has a fair market value of at least $15.0 million as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a title policy, a Survey, a life of loan flood hazard determination and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

(d) To the extent the consolidated total assets or the consolidated total revenues for all Immaterial Subsidiaries in the aggregate exceed the amounts specified in the proviso to the definition of “Immaterial Subsidiary”, Holdings shall cause one or more Immaterial Subsidiaries to become Guarantors to the extent required by Section 5.11(b) such that the consolidated total assets and the consolidated total revenues for all remaining Immaterial Subsidiaries in the aggregate do not exceed the amounts specified in the proviso to such definition.

(e) Notwithstanding anything to the contrary in this Section 5.11, assets will be excluded from the Collateral and/or filings or other actions in any foreign jurisdiction relating to perfection of security interests in Collateral may not be made or taken in circumstances where the Administrative Agent reasonably determines that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value afforded thereby, or to the extent the granting of a security interest in such asset (or portion thereof) would be prohibited by enforceable (after giving effect to all applicable provisions of law, including relevant provisions of the Uniform Commercial Code) anti-assignment provisions of any contract or by applicable Law.

SECTION 5.12 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or the Required Lenders, at Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document or this Agreement, or use reasonable commercial efforts to obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or the Required Lenders of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lenders may require. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Holdings shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

SECTION 5.13 Information Regarding Collateral.

Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property.

SECTION 5.14 Senior Indebtedness. Cause the Obligations to constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Indebtedness.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations), unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a) Indebtedness incurred under this Agreement and the other Loan Documents and any Credit Facility Refinancing Indebtedness incurred in compliance with Section 2.18;

(b) Indebtedness outstanding on the ARCA Effective Date and listed on Schedule 6.01(b), including without limitation the Existing Convertible Notes, and Permitted Refinancings thereof;

(c) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness permitted by Sections 6.04(f), (j), (k) or (m);

(e) Indebtedness in respect of Purchase Money Obligations (and Permitted Refinancings thereof) and Capital Lease Obligations and Attributable Indebtedness in respect of Sale and Leaseback Transactions, in an aggregate amount under this clause (e) not to exceed $50.0 million at any time outstanding;

(f) Indebtedness incurred by Foreign Subsidiaries that are not Guarantors in an aggregate amount not to exceed $100.0 million at any time outstanding;

(g) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(h) Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(j) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(k) Indebtedness in an aggregate amount for all Companies not to exceed, at any one time outstanding, the greater of (i) $125.0 million and (ii) 4.00% of Total Assets;

(l) Holdings and its Subsidiaries may become and remain liable with respect to customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(m) Indebtedness assumed in connection with Permitted Acquisitions in an aggregate amount not to exceed, at any time outstanding, the greater of (x) $200.0 million and (y) 7.00% of Total Assets; provided that (x) such Indebtedness (i) was not incurred in contemplation of such Permitted Acquisition, (ii) is secured only by the assets acquired in the applicable Permitted Acquisition (including any acquired Equity Interests), (iii) the only obligors with respect to any Indebtedness incurred pursuant to this clause (m) shall be those persons who were obligors of such Indebtedness prior to such Permitted Acquisition, (y) both immediately prior to and after giving effect thereto no Default shall exist or result therefrom and (z) Holdings shall be in compliance on a Pro Forma Basis after giving effect to the assumption of such Indebtedness with each of the covenants set forth in Section 6.10(a) and (b) for the Test Period then last ended;

(n) [Reserved];

(o) (i) Subordinated Indebtedness (including, without limitation, Permitted Subordinated Notes), so long as, on the date of the incurrence thereof and on a Pro Forma Basis after giving effect thereto and the use of the proceeds thereof, (x) the Total Leverage Ratio is not more than the ratio provided in Section 6.10(a) for the most recently ended Test Period and (y) the Consolidated Interest Coverage Ratio is not less than the ratio provided in Section 6.10(b) for the most recently ended Test Period and (ii) any Permitted Refinancing thereof;

(p) (i) senior Indebtedness (including Permitted Senior Notes), so long as, on the date of the incurrence thereof and on a Pro Forma Basis after giving effect thereto and the use of the proceeds thereof, (x) the Total Leverage Ratio is not more than the ratio provided in Section 6.10(a) for the most recently ended Test Period less 0.50; and (y) the Consolidated Interest Coverage Ratio is not less than the ratio provided in Section 6.10(b) for the most recently ended Test Period and (ii) any Permitted Refinancing thereof;

(q) Indebtedness in respect of Permitted Additional Notes, the net proceeds of which are used to redeem, refinance, repurchase, defease or otherwise Refinance the Existing Convertible Notes (provided that (x) such Permitted Additional Notes have a final maturity date that is no earlier than 181 days after the Final Maturity Date and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom and Holdings shall be in compliance on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness with each of the covenants set forth in Sections 6.10(a) and (b) for the Test Period then last ended) and, in each case, Permitted Refinancings thereof, provided that (i) the aggregate outstanding principal amount of all Permitted Senior Notes (including Permitted Refinancings thereof) under this clause (q) shall at no time exceed $250.0 million and (ii) the aggregate outstanding principal amount of all Indebtedness under this clause (q) (including Permitted Refinancings and all Indebtedness described in clause (i) above) shall at no time exceed $500.0 million, plus, in the case of any such Indebtedness incurred to Repay the Existing Convertible Notes, any additional amounts necessary to Repay such Existing Convertible Notes, including any Convertible Notes Premium/Hedge Amount (it being understood that any Permitted Additional Notes that otherwise satisfy the requirements of this clause (q) with respect to any Existing Convertible Notes may be deemed by Holdings to be issued pursuant to this clause (q) even if issued prior to or after the Repayment of the related Convertible Notes, but, if issued prior to such Repayment, such Permitted Additional Notes shall not be deemed issued pursuant to this clause (q) unless and until (and only to the extent of) the relevant Repayment has been consummated);

(r) Indebtedness in respect of reimbursement obligations under letters of credit issued on behalf of Holdings in the ordinary course of business in an amount not to exceed $15.0 million;

(s) Indebtedness in respect of netting services, overdraft protections, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services;

(t) Indebtedness incurred to finance insurance premiums; and

(u) Indebtedness issued in connection with a Permitted Acquisition involving a tender offer followed by a short form merger, in the form of an intercompany note; provided that the Indebtedness relating thereto is extinguished or retired not later than three business days after consummation of the related short form merger (or such Indebtedness otherwise becomes a permitted Investment under Section 6.04(f) within such time period).

For the avoidance of doubt, any Indebtedness incurred in compliance with Section 6.01(k) or (m) shall continue to be permitted hereunder, regardless of any subsequent decrease in Total Assets.

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for ad valorem property Taxes not yet due and payable or Liens for Taxes, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) any Lien in existence on the ARCA Effective Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by clause (a) of the definition of “Permitted Refinancing,” does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the ARCA Effective Date and (ii) does not encumber any property other than the property subject thereto on the ARCA Effective Date;

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(g) Leases of the properties of any Company granted by such Company to third parties, in each case (i) entered into in the ordinary course of such Company’s business so long as such Leases do not, individually or in the aggregate, (A) interfere in any material respect with the ordinary conduct of the business of any Company or (B) materially impair the use (for its intended purposes) or the value of the property subject thereto or (ii) entered into on a transitional basis in connection with Asset Sales otherwise permitted by this Agreement;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the properties being financed pursuant to such Indebtedness and do not encumber any other properties of any Company;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents and other Investments on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness (other than Indebtedness incurred pursuant to Section 6.01(i));

(k) Liens (1) on assets acquired or (2) on property of a person, in each case existing at the time such assets or person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof) and to the extent the Indebtedness secured by such Liens is permitted by Section 6.01; provided that such Liens do not extend to assets or property not subject to such Liens at the time of acquisition (other than improvements thereon);

(l) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m) licenses of Intellectual Property granted by or in favor of any Company in the ordinary course of business (whether in consideration of periodic royalties or upfront payments in the ordinary course of business) and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o) Liens securing Indebtedness incurred pursuant to Section 6.01(f); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property (or Equity Interests) of the Foreign Subsidiary incurring such Indebtedness;

(p) Liens on cash collateral securing Indebtedness incurred pursuant to Section 6.01(c) or (g);

(q) Liens incurred with respect to obligations that do not in the aggregate exceed, at any time outstanding, the greater of (i) $50.0 million and (ii) 1.75% of Total Assets; provided that to the extent that such obligations exceed 50% of the amount permitted under this clause (q) and the Lien incurred hereunder to secure such obligations extends to Collateral (other than cash and Cash Equivalents), such Lien is junior to the Liens granted pursuant to the Security Documents; provided that for the avoidance of doubt, any Liens incurred in compliance with this clause (q) shall continue to be permitted hereunder, regardless of any subsequent decrease in Total Assets;

(r) Liens on cash collateral securing Indebtedness incurred pursuant to Section 6.01(r);

(s) the interests of lessors or licensors with respect to leased or licensed property;

(t) any option or other agreement to purchase any asset of any Company, the purchase, sale or other disposition of which is not prohibited by this Agreement;

(u) exclusive licenses of Intellectual Property permitted by Section 6.06(h);

(v) Liens comprising contractual rights of setoff relating to purchase orders and other agreements entered into with customers of any Company in the ordinary course of business;

(w) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;

(x) Liens on the Collateral securing Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt; provided in each case that such Liens are subject to (a) in the case of Permitted First Priority Refinancing Debt, the First Lien Intercreditor Agreement, as applicable in accordance with the definition of Permitted First Priority Refinancing Debt or (b) in the case of Permitted Second Priority Refinancing Debt the First Lien/Second Lien Intercreditor Agreement, as applicable in accordance with the definition of Permitted Second Priority Refinancing Debt;

(y) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 6.01(t); and

(z) Liens securing Indebtedness permitted by Section 6.01(u).

SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Attributable Indebtedness in respect of such Sale and Leaseback Transaction permitted by Section 6.01.

SECTION 6.04 Investment, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) [Reserved];

(b) Investments outstanding on the ARCA Effective Date and identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations incurred pursuant to Section 6.01(c);

(e) loans and advances to directors, employees and officers of Holdings and its Subsidiaries for bona fide business purposes and to purchase Equity Interests of Holdings, in an aggregate amount not to exceed $15.0 million at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f) Investments (i) by any Company in any Borrower or any Guarantor, (ii) by a Subsidiary that is not a Borrower or a Guarantor in any other Subsidiary that is not a Borrower or a Guarantor or (iii) in connection with a Permitted Acquisition involving a tender offer followed by a short form merger, in the form of an intercompany note, provided that the Indebtedness relating thereto is extinguished or retired not later than three business days after consummation of the related short form merger (or such Indebtedness otherwise becomes permitted under this clause (f) within such time period); provided that any Investment in the form of a loan or advance (other than intercompany accounts payable and receivables and transfer pricing arrangements permitted under Section 6.09(h)) shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents, and in the case of a loan or advance (other than intercompany accounts payable and receivables and transfer pricing arrangements permitted under Section 6.09(h)) made to a Loan Party by a non-Loan Party, such Intercompany Note shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(g) Investments in securities and promissory notes of trade creditors or customers in the ordinary course of business received upon a workout or foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) Investments made by any Company as a result of non-cash consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(i) Investments comprising the Sonic Acquisition (including any Investments held by a person that becomes a Company through the Sonic Acquisition at the time thereof);

(j) Investments:

(1) pursuant to Permitted Acquisitions (including any Investments held by a person that becomes a Company through such Permitted Acquisition at the time thereof);

(2) by any Loan Party in any Subsidiary that is not a Guarantor; and

(3) in joint ventures;

provided that (x) the aggregate amount of the foregoing Investments made pursuant to this clause (i) outstanding at any time (excluding any Investments under clause (j)(1) above in persons that are, or will become upon the consummation of such Permitted Acquisition, Loan Parties as a result of such Investment) shall not exceed the sum of (A) the greater of (1) $200.0 million and (2) 7.00% of Total Assets plus (B) the Available Basket Amount at such time (or if at such time the Available Basket Amount is less than $0, then $0) and (y) any such Investment under this clause in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents, and in the case of a loan or advance made to a Loan Party by a non-Loan Party, such Intercompany Note shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(k) Investments by any non-Loan Party to the extent such Investments were financed with internally generated cash flow of such non-Loan Party or any other non-Loan Party;

(l) other Investments in an aggregate amount not to exceed, at any time outstanding, the greater of (i) $50.0 million and (ii) 2.00% of Total Assets;

(m) Investments made pursuant to Permitted Acquisitions of persons that are not organized under the laws of the United States of America, any state thereof or the District of Columbia in an aggregate amount for all Investments under this clause (m) since the ARCA Effective Date not to exceed the greater of (i) $750.0 million and (ii) 25.00% of Total Assets;

(n) the purchase by Holdings of any forward purchase contract, accelerated share repurchase contract or other derivative in respect of its Equity Interests, provided that any repurchase under such contract or derivative shall be permitted by Section 6.08 at the time such contract is entered into or such derivative is purchased; and

(o) the purchase by Holdings of any option (or similar instrument) to purchase Equity Interests (other than Disqualified Capital Stock) of Holdings entered into contemporaneously and otherwise in connection with the issuance of convertible notes otherwise permitted to be issued under this Agreement; provided that the aggregate consideration for such option or options shall not exceed $75.0 million plus the amount of any Net Cash Proceeds received by Holdings from the sale of a warrant (or similar instrument) to sell Equity Interests (other than Disqualified Capital Stock) of Holdings entered into contemporaneously and otherwise in connection with the purchase of such option and incurrence of such convertible notes; provided, further, that no Default or Event of Default has occurred and is continuing or would result therefrom.

For the avoidance of doubt, any Investment incurred in compliance with Section 6.04(j), (l) or (m) shall continue to be permitted hereunder, regardless of any subsequent decrease in Total Assets.

SECTION 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) the Sonic Acquisition;

(b) Asset Sales in compliance with Section 6.06;

(c) mergers or consolidations in connection with Permitted Acquisitions;

(d) any Company may merge or consolidate with or into (x) any Borrower or any Guarantor (as long a Borrower is the surviving person in the case of any merger or consolidation involving a Borrower and a Guarantor is the surviving person and remains a Wholly Owned Subsidiary of Holdings in any other case); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable or (y) if such Company is not a Loan Party, any other Subsidiary of Holdings that is not a Loan Party;

(e) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that (x) such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and (y) if such Subsidiary is a Loan Party, all remaining assets of such Loan Party are transferred to any Borrower or another Guarantor or disposed of in compliance with Section 6.06; and

(f) a Super Holdco Transaction.

SECTION 6.06 Asset Sales. Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a) disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Holdings, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) Asset Sales; provided that (i) the aggregate consideration (excluding any consideration arising from the assumption of liabilities other than Indebtedness) received in respect of any such Asset Sale pursuant to this clause (b) (x) shall be in an amount at least equal to the fair market value thereof and (y) shall consist of not less than 75% cash consideration, (ii) no Event of Default has occurred and is continuing or would result therefrom and (iii) except in the case of any Asset Sale for which, under the definitions of Consolidated EBITDA and Consolidated Interest Expense, no calculation on a Pro Forma Basis is required, Holdings shall be in compliance on a Pro Forma Basis after giving effect to such Asset Sale with each of the covenants set forth in Sections 6.10(a) and (b) for the Test Period then last ended; provided further that, solely for purposes of clause (i)(y) above, (x) Designated Non-cash Consideration received by Holdings or such Subsidiary in such Asset Sale with an aggregate fair market value of all such Designated Non-cash Consideration received and not disposed of (and without giving effect to any subsequent change in value thereof) not exceeding $100.0 million from and after the ARCA Effective Date and (y) any Indebtedness of any Loan Party, other than Indebtedness that is by its terms subordinated to the payment in cash of the Obligations, that is assumed by the transferee with respect to the applicable Asset Sale and for which Holdings or the relevant Loan Party shall have been validly released by all applicable creditors in writing, shall be deemed to be cash;

(c) leases or subleases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(d) the disposition of property which constitutes a Casualty Event;

(e) mergers and consolidations in compliance with Section 6.05;

(f) Investments in compliance with Section 6.04;

(g) Sale and Leaseback Transactions of property acquired after the Closing Date so long as the Attributable Indebtedness with respect to such Sale and Leaseback Transaction is permitted to be incurred pursuant to Section 6.01;

(h) any long-term exclusive license to, or an assignment of, the right to commercialize Intellectual Property (including the rights to make, have made, use, sell, offer for sale and import Intellectual Property and any associated goodwill);

(i) Permitted Liens;

(j) dispositions consisting of the sale, transfer, assignment or other disposition of accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;

(k) the surrender, waiver or settlement of contractual rights or claims and litigation claims in the ordinary course of business;

(l) the sale of Equity Interests in a joint venture pursuant to drag along and similar rights or obligations under agreements relating to such joint venture;

(m) (i) Asset Sales by any Loan Party to another Loan Party, and (ii) Asset Sales by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;

(n) Asset Sales to the extent that (i) the property disposed of is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are reasonably promptly applied to the purchase price of such replacement property;

(o) Asset Sales of intangible property to Foreign Subsidiaries made as part of the tax planning strategy of Holdings and its Subsidiaries; provided that (i) the aggregate consideration received or receivable in respect of any such Asset Sale pursuant to this clause (o) shall be in an amount at least equal to the fair market value thereof and (ii) the aggregate fair market value of all assets transferred under this clause (o) after the ARCA Effective Date shall not exceed $200.0 million; and

(p) Asset Sales of Equity Interests in (i) Sonic in connection with the Sonic Acquisition or (ii) any Subsidiary acquired in connection with any a Permitted Acquisition prior to the time of such Subsidiary becoming a Wholly Owned Subsidiary, in each case pursuant to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of such Subsidiary, so long as such rights, plans, warrants, options or other securities were not entered into or issued in connection with or in contemplation of such person becoming a Subsidiary of Holdings.

SECTION 6.07 [Reserved].

SECTION 6.08 Dividends. Authorize, declare, make or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a) Dividends by any Company to Holdings or any of its Wholly Owned Subsidiaries (and, in the case of a Dividend by a non-Wholly Owned Subsidiary, to any other Subsidiary of Holdings and to each other owner of Equity Interests of such non-Wholly Owned Subsidiary based on their relative ownership interests of the relevant class of Equity Interests (so long as such Subsidiary of Holdings receives its pro rata share of such Dividends));

(b) Dividends by Holdings (including without limitation repurchases and redemptions of Equity Interests of Holdings) not otherwise permitted by the other clauses of this Section 6.08; provided that the aggregate amount of all Dividends permitted under this Section 6.08(b) from and after the ARCA Effective Date shall not exceed the sum of (i) $500.0 million plus (ii) the Available Basket Amount;

(c) purchase, redemption or other acquisition of Equity Interests of any Company with the proceeds received from the substantially concurrent issue of new Qualified Capital Stock;

(d) purchase, redemption, retirement or other acquisition for value of Equity Interests in Holdings held by current or former officers, directors, employees or consultants of any Company (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement under which such Equity Interests were issued; provided, however, that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Equity Interests does not exceed $15.0 million in any fiscal year;

(e) cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of any Company;

(f) (i) repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Equity Interests represents a portion of the exercise, conversion or exchange price thereof and (ii) repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such person upon such grant or award (or upon vesting thereof);

(g) repurchases of Holdings capital stock in connection with the issuance of any Convertible Notes (including through payments under or pursuant to accelerated or forward stock repurchase arrangements or settlement of call spreads entered into at the time of and in connection with such issuance), but in each case under this clause (g) solely to the extent necessary to repurchase the “delta hedge” amount related to such issuance, determined in accordance with customary practices;

(h) repurchases of Equity Interests of Holdings (including any outstanding warrants) in connection with the settlement of call options outstanding on the Closing Date originally entered into in connection with the issuance of Existing Convertible Notes; and

(i) purchase, redemption, retirement or other acquisition for value of Equity Interests (and any related stock appreciation rights, plans, equity incentive or achievement plans or any similar plans) in a person being acquired in the Sonic Acquisition or any Permitted Acquisition, in connection with the Sonic Acquisition or such Permitted Acquisition, as applicable.

SECTION 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than (x) solely between or among Loan Parties or (y) between or among Subsidiaries that are not Loan Parties), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments permitted by Sections 6.04(b),(e), (f), (i), (j), (k) and (m);

(c) (i) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements and (ii) reasonable incentive bonuses payable to officers and employees in connection with dispositions of assets of Holdings or its Subsidiaries, in each case approved by the Board of Directors of Holdings;

(d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e) sales of Qualified Capital Stock of Holdings to Affiliates of Holdings not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(f) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Holdings;

(g) a Super Holdco Transaction; and

(h) transfer pricing payments by one Company to another Company in the ordinary course of business and consistent with past practices or pursuant to any Requirements of Law.

SECTION 6.10 Financial Covenants.

(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Test Period ending on or about the dates set forth in the table below, to exceed the ratio set forth opposite such Test Period in such table:

Test Period	Total Leverage Ratio
June 30, 2012	6.25 to 1.0
September 30, 2012	6.25 to 1.0
December 31, 2012	6.25 to 1.0
March 31, 2013	5.75 to 1.0
June 30, 2013	5.75 to 1.0
September 30, 2013	5.75 to 1.0
December 31, 2013	5.75 to 1.0
March 31, 2014	5.25 to 1.0
June 30, 2014	5.25 to 1.0
September 30, 2014	5.25 to 1.0
December 31, 2014	5.25 to 1.0
March 31, 2015 and thereafter	4.00 to 1.0

(b) Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any Test Period ending after the ARCA Effective Date to be less than 4.00 to 1.00.

SECTION 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:

(a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Permitted Additional Notes, Convertible Notes or any Subordinated Indebtedness, except (i) Permitted Refinancings thereof otherwise permitted by Section 6.01 and refinancings, redemptions, repurchases, or other repayment of Existing Convertible Notes pursuant to Section 6.01(q) (it being understood that such Permitted Refinancings, refinancings, redemptions, repurchases or other repayments shall not be required to be incurred contemporaneously to the same extent as provided for Permitted Refinancings under Section 6.01(b) or a refinancing permitted under Section 6.01(q), as applicable); (ii) [reserved]; (iii) repurchases, redemption or other acquisitions for value of Existing Convertible Notes; (iv) repurchases, redemptions, defeasance or other acquisitions for value of Permitted Additional Notes in an aggregate amount not to exceed the Available Basket Amount at the time of such repurchase (and any such purchase shall reduce the Available Basket Amount); provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom and (v) repurchases, redemptions, defeasance or other acquisitions for value of Convertible Notes issued by Holdings permitted hereunder for aggregate consideration up to $75.0 million;

(b) amend or modify, or permit the amendment or modification of any document governing any Material Indebtedness in any manner that is adverse in any material respect to the interests of the Lenders;

(c) terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Holdings may issue such Equity Interests, so long as such issuance is not prohibited by any provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests and/or enter into, amend, modify or otherwise supplement agreements relating to Holdings’ Equity Interests that are otherwise permitted hereunder; or

(d) waive, amend or modify the terms of any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt or any Permitted Unsecured Refinancing Debt if the resulting Indebtedness (as so waived, amended or modified) would not, solely as a result of (i) the maturity of such resulting Indebtedness, (ii) the Weighted Average Life to Maturity of such resulting Indebtedness and/or (iii) the collateral securing such Indebtedness (including the priority of the Liens on such collateral) be permitted to be incurred under Section 6.01(a); provided that, for the avoidance of doubt, any repayment, repurchase, exchange, redemption, refunding or replacement of any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt or any Permitted Unsecured Refinancing Debt shall not be deemed to be a waiver, amendment or modification of the terms thereof for purposes of this Section 6.11(d).

SECTION 6.12 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any Subsidiary, or pay any Indebtedness owed to Holdings or a Subsidiary except to the extent such Indebtedness is expressly subordinated to the Loans, (b) make loans or advances to Holdings or any Subsidiary or (c) transfer any of its properties to Holdings or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) any Permitted Additional Notes; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vi) any Lien permitted by Section 6.02 restricting the transfer or encumbrance of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 6.05 or the sale of any property permitted under Section 6.06 pending the consummation of such transaction or sale; (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Holdings, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Holdings; (ix) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xiii) any encumbrances or restrictions imposed by any amendments or Refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clauses (ii), (iii), (vi), (viii) or (xi) above; provided that such amendments or Refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or Refinancing.

SECTION 6.13 [Reserved.]

SECTION 6.14 [Reserved.]

SECTION 6.15 Business.

(a) With respect to Holdings and its Subsidiaries (other than any Foreign IP Subsidiary) engage (directly or indirectly) to any material extent (determined on a consolidated basis) in any business other than those businesses in which Holdings and its Subsidiaries and Sonic and its Subsidiaries are engaged on the Closing Date (or, in the good faith judgment of the Board of Directors, which are reasonably related or incidental thereto or are reasonable extensions thereof); and

(b) With respect to Index Systems Inc, engage in any business activities or have any properties or liabilities, other than its ownership of Intellectual Property and any property owned on the Closing Date and activities and properties incidental to the foregoing or create, incur, assume, or permit to exist, directly or indirectly, any Indebtedness or Liens (other than Liens described in clause (a), (e), (h), (j), (l), (m), (s) or (t) of Section 6.02).

SECTION 6.16 Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices, except changes that are required by GAAP (including any such changes that are adopted earlier than the date required by GAAP).

SECTION 6.17 Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.18 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Permitted Additional Notes, if any; (4) customary provisions restricting assignment of any agreement or license entered into by a Company in the ordinary course of business; (5)

any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (6) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 6.05 or the sale of any property permitted under Section 6.06, (c) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of Holdings or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Holdings, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (e) exists in any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired, (f) is imposed by any amendments or Refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (2), (3), (4), (5) or (6)(d) or (e); provided that such amendments and Refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or Refinancing; or (g) exists under the documentation governing any Permitted First Priority Refinancing Debt or any Permitted Second Priority Refinancing Debt or any Permitted Unsecured Refinancing Debt.

SECTION 6.19 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.20, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.19).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.20 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrowers, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if any Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Secured Party or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Loan Party under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Loan Parties and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Loan Party or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns.

SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Secured Parties, the obligations of each Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in

Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Secured Party or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, the Equity Interests of any Guarantor are sold or otherwise transferred such that such Guarantor no longer constitutes a Subsidiary (a “Transferred Guarantor”) to a person or persons, none of which is Holdings or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as Holdings shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions within 30 days after notice to the Collateral Agent of such transfer, as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Holdings shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

SECTION 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof (including a Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or Credit Extension hereunder, or any representation. warranty or certification contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent (including at the request of any Lender) or the Required Lenders to Borrowers;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) then exceeds $35.0 million (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of the property of any Company, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) except as expressly permitted by Section 6.05, wind up or liquidate;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $25.0 million (to the extent not covered by independent third party insurance as to which the insurer is rated at least “A” by A.M. Best Company and has not denied coverage) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j) one or more ERISA Events or similar events with respect to Foreign Plans shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events and similar events with respect to Foreign Plans that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien on any properties of a Company;

(k) any security interest and Lien purported to be created by any Security Document with respect to any Collateral having a value, individually or in the aggregate, in excess of $1.0 million shall cease to be, or shall be asserted in writing by Holdings or any Loan Party not to be, in full force and effect and providing a perfected first priority security interest in and Lien on such Collateral thereunder in favor of the Collateral Agent, all to the extent required pursuant to the terms of the applicable Security Document;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny in writing any portion of its liability or obligation for the Obligations; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings (and, subsequent to a Super Holdco Transaction, Rovi) or either Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Holdings, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Administrative Agent Fees and all other Obligations of Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Holdings (and, subsequent to a Super Holdco Transaction, Rovi) or either Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Administrative Agent Fees and all other Obligations of Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Holdings, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrowers and do not give Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith and all amounts for which the Administrative Agent and Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE AGENTS

SECTION 9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank (and any successor Administrative Agent appointed as provided herein), to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. With the exception of the second and fifth sentences of Section 9.06, provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrowers or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that such service provider will be deemed to be acting at the request and on behalf of Borrowers and the other Loan Parties. No Agent shall be liable for any action taken or not taken by such service provider.

Each Lender acknowledges and agrees that any of the Agents (or one or more of their respective affiliates) may (but are not obligated to) act as Senior Representative for the holders of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt under the security agreements with respect thereto and/or under any First Lien Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

SECTION 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders and Holdings. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, so long as no Event of Default has occurred and is continuing with the consent of Holdings (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Holdings and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent in consultation with Holdings as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 Withholding Tax. To the extent required by any applicable law, the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that an Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by Borrowers and without limiting the obligation of Borrowers to do so) for all amounts paid, directly or indirectly, by the Agent as taxes or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

SECTION 9.09 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.

SECTION 9.10 Collateral Matters. The Lenders irrevocably agree that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon payment in full of all Secured Obligations (other than (x) Hedging Obligations not yet due and payable, (y) obligations under Treasury Services Agreements not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document (and the Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) to any person other than a Loan Party, (iii) subject to Section 10.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 7.09.

In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Collateral Documents, in each case in accordance with the terms of the Loan Documents, Section 7.09 and this Section 9.10.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to any Loan Party, to Holdings at:

Rovi Corporation 2830 De La Cruz Boulevard Santa Clara, California 95050
Attention: General Counsel Telecopier No.: (408) 567-1807 Email: stephen.yu@rovicorp.com with a copy to:

Rovi Corporation
2830 De La Cruz Boulevard Santa Clara, California 95050 Attention: Treasurer
Telecopier No.: (650) 249-2007 Email: mark.alloy@rovicorp.com

Cooley LLP
3175 Hanover Street Palo Alto, California 94304 Attention: Jon Gavenman
Telecopier No.: (650) 618-0387 Telephone: (650) 843-5055

(ii) if to the Administrative Agent or the Collateral Agent, to it at:

JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 24 New York, NY 10179 Attention: Christophe Vohmann
Telecopier No.: 212-270-5127 Email: Christophe.vohmann@jpmorgan.com with a copy to:

JPMorgan Chase Bank, N.A.
1111 Fannin Street, Floor 10
Houston, TX 77002-6925 Attention: Maryann Bui Telecopier No.: 713-750-2878
Email: Maryann.t.bui@jpmchase.com (ii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at Maryann.t.bui@jpmchase.com or at such other e-mail address(es) provided to Borrowers from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Holdings upon request shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Borrower in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount or premium, if any, of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Administrative Agent Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii) (A) change the scheduled final maturity of any Loan, or any scheduled date of payment (or permitted prepayment) of or the installment otherwise due on the principal amount of any Loan under Section 2.09, or (B) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), in any case, without the written consent of each Lender directly affected thereby;

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by Borrowers of any of their rights or obligations under any Loan Document, without the written consent of each Lender;

(vi) release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii) release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Loans pursuant to Section 2.17 or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii) change Section 2.14(b), (c) or (d) or Section 8.03 in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), without the written consent of each Lender directly affected thereby;

(ix) change any provision of this Section 10.02(b) or (c), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Loans pursuant to Section 2.17 or consented to by the Required Lenders);

(x) change the percentage set forth in the definition of “Required Lenders”, “Required Tranche A-1 Lenders”, “Required Tranche A-2 Lenders”, “Required Tranche B-2 Lenders” or any other provision of any Loan Document (including this Section 10.02) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi) subordinate the Obligations to any other obligation, without the written consent of each Lender;

(xii) apply by its express terms to the interests, rights or obligations of the Tranche A-1 Lenders in a manner substantially different and adverse from any application of such agreement on the other Lenders, unless consented to by the Required Tranche A-1 Lenders;

(xiii) apply by its express terms to the interests, rights or obligations of the Tranche A-2 Lenders in a manner substantially different and adverse from any application of such agreement on the other Lenders, unless consented to by the Required Tranche A-2 Lenders;

(xiv) apply by its express terms to the interests, rights or obligations of the Tranche B-2 Lenders in a manner substantially different and adverse from any application of such agreement on the other Lenders, unless consented to by the Required Tranche B-2 Lenders;

(xv) change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent; or

(xvi) change the definition of “Secured Obligations” without the written consent of each Secured Party directly affected thereby provided, further, that any waiver, amendment or modification prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arrangers) may not be effected without the written consent of the Arrangers.

(c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law or to effect the release of any Collateral upon disposition thereof by the applicable Loan Party or Parties to the extent the disposition thereof is not prohibited by the Loan Documents.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrowers shall jointly and severally pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Arranger and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03, (ii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all documentary and similar taxes and charges in respect of the Loan Documents.

(b) Indemnification by Borrowers. Borrowers shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Arranger, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages incurred by a Loan Party are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section 10.03 shall be payable not later than three Business Days after demand therefor.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower, nor Holdings (including Rovi), or any Guarantor shall assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.04 (and any other attempted assignment or transfer by any Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Arrangers or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1.0 million unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12,

2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or the Administrative Agent, sell participations to any person (other than a natural person or Holdings or any of Holdings’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section 10.04, Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. In addition, each Lender selling a participation to one or more Participants under this Section 10.4(d) (i) shall, acting as a non-fiduciary agent of Borrowers, keep a register, specifying each such Participant’s entitlement to payments of principal and interest with respect to such participation (the “Participant Register”), and (ii) shall collect from each such Participant the appropriate forms, certificates and statements described in Section 2.15 as if such Participant were a Lender under Section 2.15(e). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent, not to be unreasonably withheld or delayed.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrowers or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof; provided, however, that Section 10.12 shall survive and remain in full force and effect until the date that is one year following the repayment of the Loans or the termination of this Agreement.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to satisfaction of the conditions precedent referred to in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement (including any amendment in connection with any Incremental Commitment and any Refinancing Amendment) shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10 Waiver of Jury Trial. Each Loan Party hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and their obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Holdings or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.12 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers. For purposes of this Section 10.12, “Information” means all information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or any of its Subsidiaries. Any person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies Borrowers, which information includes the name, address and tax identification number of Borrowers and other information regarding Borrowers that will allow such Lender or the Administrative Agent, as applicable, to identify Borrowers in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.16 Joint and Several Liability. All Loans, upon funding, shall be deemed to be jointly funded to and received by Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans on its books and records.

SECTION 10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other person and (B) no Lender has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.18 Super Holdco Transaction. Effective immediately upon and at all times following the date of effectiveness of any Super Holdco Transaction:

(a) the parties hereto shall hereby agree that all references to “Holdings” herein and in the other Loan Documents shall be deemed to refer to “Super Holdco”; and

(b) Super Holdco shall, and shall cause its Subsidiaries to, comply with the requirements of Section 5.11 (including with respect to the Equity Interests of Holdings and any other Subsidiary).

SECTION 10.19 Amendment and Restatement.

(a) On the ARCA Effective Date, without further action by any of the parties to the Original Credit Agreement, (i) the Original Credit Agreement (excluding the exhibits thereto) will be automatically amended and restated to read as this Agreement reads, (ii) each of the schedules to the Original Credit Agreement will be replaced by the revised schedules delivered to the Administrative Agent on or prior to the ARCA Effective Date, and (iii) Exhibits H-1 and H-2 will be replaced by revised Exhibits H-1 and H-2 delivered to the Administrative Agent on or prior to the ARCA Effective Date, and Exhibit H-3 will be added, in each case as delivered by the Borrower pursuant to the Amendment and Restatement and Joinder Agreement. On and after the ARCA Effective Date, the rights and obligations of all Lenders and the other parties hereto shall be governed by the provisions hereof; provided that the rights and obligations of the parties to the Original Credit Agreement with respect to the period before the ARCA Effective Date shall continue to be governed by the provision thereof as in effect before the ARCA Effective Date.

(b) It is the intention of each of the parties hereto and each Lender that the Original Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Original Credit Agreement and that all Indebtedness and Obligations of the Loan Parties hereunder and thereunder shall be secured by the Collateral as set forth in the Security Documents and that this Agreement does not constitute a novation of the obligations and liabilities existing under the Original Credit Agreement provided that all Loans (other than Tranche B Loans (as defined in the Original Credit Agreement), which are being refinanced on the ARCA Effective Date) or other Credit Extensions outstanding under the Original Credit Agreement shall continue as Loans or other Credit Extensions, as applicable, under this Agreement (and, in the case of Eurodollar Loans, with the same Interest Periods as were applicable to such Eurodollar Loans immediately prior to the ARCA Effective Date). Upon the effectiveness of this Agreement in accordance with Section 10.06 hereof, each Loan Document that was in effect immediately prior to the ARCA Effective Date shall continue to be effective, unless the context otherwise requires. The parties hereto and each Lender further acknowledge and agree that this Agreement constitutes an amendment of the Original Credit Agreement made under and in accordance with the terms of Section 10.02 of the Original Credit Agreement. In addition, unless specifically amended or replaced as described herein, each of the Loan Documents, the Exhibits and Schedules to the Original Credit Agreement shall continue in full force and effect and that, from and after the ARCA Effective Date, all references to the “Credit Agreement” or “thereof”, “thereunder”, “therein” or “thereby” or each similar reference to the Credit Agreement shall refer to this Agreement.

(c) Each Loan Party hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendment and restatement of the Original Credit Agreement effected pursuant to this Agreement. Each Loan Party hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee and secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Obligations, as the case may be, including without limitation the payment and performance of all such Obligations which are joint and several obligations of each grantor now or hereafter existing, and (ii) grants to the Collateral Agent for the benefit of the Lenders a continuing lien on and security interest in and to such Loan Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations (whether at state maturity, by acceleration or otherwise).

(d) Each Loan Party acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the amendment and restatement of the Original Credit Agreement.

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Annex 1

Part A.

Tranche A-1 Amortization Table

Date	Tranche A-1 Loan Amount
February 7, 2012	$22,500,000
February 7, 2013	$22,500,000
February 7, 2014	$45,000,000
February 7, 2015	$45,000,000
Tranche A-1 Maturity Date	All remaining amounts outstanding.

Notwithstanding the foregoing schedule, to the extent not previously paid, all Tranche A-1 Loans shall be due and payable on the Tranche A-1 Maturity Date.

Part B.

Tranche A-2 Amortization Table

Date	Tranche A-2 Loan Amount
March 29, 2013	$10,750,000
March 29, 2014	$10,750,000
March 29, 2015	$21,500,000
March 29, 2016	$21,500,000
Tranche A-2 Maturity Date	All remaining amounts outstanding.

Notwithstanding the foregoing schedule, to the extent not previously paid, all Tranche A-2 Loans shall be due and payable on the Tranche A-2 Maturity Date.

Part C.

Tranche B-2 Amortization Table

Date	Tranche B-2 Loan Amount
June 30, 2012	$1,462,500
September 30, 2012	$1,462,500
December 31, 2012	$1,462,500
March 31, 2013	$1,462,500
June 30, 2013	$1,462,500
September 30, 2013	$1,462,500
December 31, 2013	$1,462,500
March 31, 2014	$1,462,500
June 30, 2014	$1,462,500
September 30, 2014	$1,462,500
December 31, 2014	$1,462,500
March 31, 2015	$1,462,500
June 30, 2015	$1,462,500
September 30, 2015	$1,462,500
December 31, 2015	$1,462,500
March 31, 2016	$1,462,500
June 30, 2016	$1,462,500
September 30, 2016	$1,462,500
December 31, 2016	$1,462,500
March 31, 2017	$1,462,500
June 30, 2017	$1,462,500
September 30, 2017	$1,462,500
December 31, 2017	$1,462,500
March 31, 2018	$1,462,500

Date	Tranche B-2 Loan Amount
June 30, 2018	$1,462,500
September 30, 2018	$1,462,500
December 31, 2018	$1,462,500
Tranche B-2 Maturity Date	All remaining amounts outstanding.

Notwithstanding the foregoing schedule, to the extent not previously paid, all Tranche B-2 Loans shall be due and payable on the Tranche B-2 Maturity Date.